Hawaiian Electric Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT HAWAIIAN ELECTRIC COMPANY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

SUPPLY AGREEMENT FOR PETROLEUM FUELS

This Supply Agreement for Low Sulfur Fuel Oil (“LSFO”), High Sulfur Fuel Oil (“HSFO”), No. 2 Diesel (“Diesel”), and Ultra-Low Sulfur Diesel (“ULSD”) (“Agreement”) is made this 1st day of February, 2022 (“Execution Date”), by and between Hawaiian Electric Company, Inc. (“Hawaiian Electric”), a Hawai‘i corporation, Hawaiʻi Electric Light Company, Inc. (“Hawai‘i Electric Light”), a Hawaiʻi corporation, and Maui Electric Company, Limited (“Maui Electric”), a Hawaiʻi corporation, (each, a “Company” and collectively, the “Companies”) and Par Hawaii Refining, LLC, a Hawaiʻi limited liability corporation (“Seller”), with its principal place of business and mailing address at 91-325 Komohana St, Kapolei, HI 96707. The Companies and Seller are each a party (“Party”) and collectively the parties (“Parties”) to this Agreement.

WHEREAS, the Companies are in the business of generation, transmission, and distribution of electrical power on the islands of O‘ahu, Hawai‘i, Maui, Moloka‘i, and Lāna‘i, each in the State of Hawai‘i and subject to the Hawai‘i Public Utilities Law (Hawai‘i Revised Statutes, Chapter 269) and the rules and regulations of the Public Utilities Commission of the State of Hawai‘i (“Commission”); and

WHEREAS, the Companies desire LSFO, HSFO, Diesel, and ULSD (collectively, “Product”) in quantities that meet the Companies’ requirements; and

WHEREAS, Seller represents that it is equipped and has the ability to supply and deliver the Product to the Companies that is sufficient to meet the Companies’ requirements; and

WHEREAS, Seller desires, has the capability, and is willing to supply and deliver the Product to the Companies and the Companies are willing to purchase and receive the Product from Seller under the terms and conditions set forth hereinafter.

NOW, THEREFORE, it is mutually agreed by the Parties hereto as follows:

ARTICLE I
DEFINITIONS

Except where otherwise indicated, the following definitions shall apply throughout this Agreement.

1.1    “Affiliate”, except where otherwise expressly provided, means a corporation controlling, controlled by or under common control with Seller or the Companies, as the case may be.
1.2    “Agreement” means this Supply Agreement for Petroleum Fuel between the Companies and Seller.
1.3    “API” means American Petroleum Institute.

1.4    “Appeal Period” has the meaning set forth in Section 2.2(B) (Non-appealable Commission Approval Order).
1.5    “ASC” has the meaning set forth in Section 17.10(A) (Financial Compliance; No Consolidation).
1.6    “ASTM” means the American Society for Testing and Materials.
1.7    “Barge Composite” has the meaning set forth in Section 6.10(B)(3).
1.8    “Barrel” means 42 American bulk gallons at 60 DF.
1.9    “BPTF” means Hawaiian Electric’s Barbers Point Tank Farm, a fuel receiving, storage and distribution facility located at the Campbell Estate Industrial Park, O‘ahu, Hawai‘i.
1.10    “BTU” and “BTU content” means British Thermal Unit and refers to the standard assessment of fuel’s gross heating value or gross heat content.
1.11    “Business Day” means any calendar day that is not a Saturday, a Sunday, or a federal or Hawai‘i state holiday.
1.12    “Cargo Letter” has the meaning set forth in Section 6.7(B).
1.13    “Certificate of Quality” or “Quality Certificate” means the formal document recording the Seller’s laboratory determination of quality of a particular sample which represents a specific Delivery, said laboratory determinations having been performed in accordance with the test methods specified in Article IV (Quality).
1.14    “Commission” means the Public Utilities Commission of the State of Hawaiʻi.
1.15    “Consumer Advocate” means the Division of Consumer Advocacy of the Department of Commerce and Consumers Affairs of the State of Hawai‘i. “Confidential Information” has the meaning set forth in Section 17.9(A) (Confidential Information).
1.16    “Cover Costs” has the meaning set forth in Section 15.1(B) [...].
1.17    “Cover Supplies” has the meaning set forth in Section 15.1(B) [...].
1.18    “Day” or “Days” means a calendar day or calendar days.
1.19    “"DC” means degrees Celsius.
1.20    “Default” has the meaning set for in Section 15.1(A) (Default by Party).
1.21    “Deficiency” means the amount of LSFO Seller made available to Hawaiian Electric [...] as provided in Section 6.4(A) (Failure to Supply LSFO Position).
1.22    “Defaulting Party” has the meaning set forth in Section 15.1(A) (Default by a Party).
1.23    “Deliver”, “Delivery”, “Deliveries”, or “Delivered” means the transfer of title or physical movement of the Product by Seller as purchased by the Companies.
1.24    “Delivery Schedule” has the meaning set forth in Section 6.2(A) (Delivery Schedule).
1.25    “DF” means degrees Fahrenheit.
1.26    “Diesel” means No. 2 diesel produced in conformity with the provisions of the quality specified in this Agreement.“Diesel and HSFO Volume Forecast” has the meaning set forth in Section 6.7(A).
1.27    “DOT” means the Department of Transportation of the State of Hawai‘i.
1.28    “Disclosing Party” has the meaning set forth in Section 17.9(A) (Confidential Information).
1.29    “Effective Date” has the meaning set forth in Section 2.3 (Effective Date).
1.30    “Email” has the meaning set forth in Section 6.1 (Notice of LSFO).

1.31    “Energy Cost Recovery Clause” means the Energy Cost Recovery tariff applicable to Hawaiian Electric, Maui Electric, and Hawai‘i Electric Light, respectively.
1.32    “ETA” means estimated time of arrival.
1.33    “Extension” means any term of this Agreement in addition to and after the Initial Term, each of which is a consecutive 12-month period.
1.34    “Failure to Supply Position” or “FTSP” has the meaning set forth in Section 6.4 (A) (Failure to Supply LSFO Position).
1.35    “Force Majeure” has the meaning set forth in Section 11.1(A).
1.36    “FTSP Supply Plan” has the meaning set forth in Section 6.4(B) [...].
1.37    “Gallon” means a United States liquid gallon of 231 cubic inches.
1.38    “Government Approvals” means all permits, licenses, approvals, certificates, entitlements, and other authorizations issued by Governmental Authorities, as well as any agreements with Governmental Authorities, required to fulfill a Party’s obligations under this Agreement.
1.39    “Governmental Authority” means any federal, state, local or municipal governmental body or other authority exercising judicial, legislative, policy, regulatory, or taxing authority or power; or any court or governmental tribunal.
1.40    “G.S.V.” means gross standard volume in U.S. Barrels at 60 DF.
1.41    “Hawaiian Electric’s Facility” means the facilities designated for receipt of Product at BPTF, Campbell Industrial Park, O‘ahu, Hawai‘i.
1.42    “HEI” means Hawaiian Electric Industries, Inc.
1.43    “HSE Data” has the meaning set forth in Section 12.2 (Material Safety Compliance).
1.44    “HSFO” means high sulfur fuel oil produced in conformity with the provisions of the quality specified in this Agreement.
1.45    “Independent Determination” means a determination made by an independent laboratory as to an aspect of the Product.
1.46    “Independent Inspector” means a qualified third-party petroleum inspection contractor acceptable to both Parties providing petroleum sampling, measurement, and other relevant services before, during, and after a Delivery.
1.47    “Information” has the meaning set forth in Section 17.10(A) (Financial Compliance; No Consolidation).
1.48    “Initial Term” has the meaning set forth in Section 2.1 (Term).
1.49    “Law” or “Laws” means all present and future federal, state, and local laws, rules, regulations, orders, ordinances, permit conditions, and other actions of governmental or quasi-governmental authorities.
1.50    “LSFO” means low sulfur fuel oil produced in conformity with the provisions of the quality specified in this Agreement.
1.51    “LSFO Nomination” has the meaning set forth in Section 6.1(B) (LSFO Nomination).
1.52    “Month” means a calendar month.
1.53    “Nominated” and “Nomination” means the amount of the Product specified by the Companies and Delivered by Seller to the Companies for a specified Month.
1.54    “Non-appealable Commission Approval Order” has the meaning set forth in Section 2.2(B) (Non-appealable Commission Approval Order).

1.55    “Non-Defaulting Party” has the meaning set forth in Section 15.1(A) (Default by a Party).
1.56    “Offsetting Party” has the meaning set forth in Section 17.14 (Offsets)
1.57    “Party” and “Parties” have the meanings set forth in the preamble first paragraph of this Agreement.
1.58    “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity.
1.59    “Person in Charge” or “PIC” means an individual designated as a person in charge of transfer operations under 33 CRF § 154.710 (for facilities) or CFR § 155.700 (for vessels).
1.60    “Pipeline Blend” means a mixture of Seller’s Pipeline Fill and the Product.
1.61    “Pipeline Delivery” or “Pipeline Deliveries” means a Delivery of the Product and/or the components thereof, including blend stock, all, or part of which are Delivered by Seller to Hawaiian Electric’s receiving and storage tanks at BPTF.
1.62    “Pipeline Fill” means the petroleum fuel residing in the pipelines through which Seller makes Delivery of the Product to the Companies.
1.63    “Proceeding” has the meaning set forth in Section 7.2(D) (No Litigation).
1.64    “Product” means LSFO, HSFO, Diesel, and/or ULSD as defined herein suitable for use as a fuel of the quality specifications described in Article IV (Quality).
1.65    [...] has the meaning set forth in [...].
1.66    “Ratable” means a volume that is proportional and able to be rated or estimated.
1.67    “Representatives” means the officers, directors, members, managers, employees, or agents of a Party or its Affiliates.
1.68    “Reverse Line Displacement” means an operation where Hawaiian Electric pumps Hawaiian Electric’s fuel into the pipeline that Seller uses to Deliver the Product to Hawaiian Electric in order to displace Seller’s Pipeline Fill.
1.69    “Specifications” means the fuel quality specifications applicable to the Product as described herein.
1.70    [...] has the meaning set forth in [...].
1.71    [...] has the meaning set forth in [...].
1.72    “SPM” has the meaning set forth in Section 3.2(A)(4) (Use of Logistics Facilities).
1.73    “Tank Composite” has the meaning set forth in Section 6.10(B)(2).
1.74    “Tank Final Sample” has the meaning set forth in Section 6.5(D) (Determination of Quality).
1.75    [...] has the meaning set forth in [...].
1.76    [...] has the meaning set forth in [...].
1.77    “ULSD” means ultra-low sulfur diesel produced in conformity with the provisions of the quality specified in this Agreement.
1.78    “Unfavorable Commission Approval Order” has the meaning set forth in Section 2.2(E) (Unfavorable Commission Order).
1.79    “USD” means currency denominated in U.S. dollars.
1.80    “Year” means a calendar year.

ARTICLE II
TERM

Section 2.1:    Term. The term of this Agreement (“Initial Term”) shall be from the Effective Date through and including January 31, 2026, unless terminated earlier as provided in this Agreement. This Agreement shall continue thereafter on a successive year-to-year basis (each such year being an “Extension”) beginning on February 1, 2026, unless the Companies or Seller gives written notice to the other of termination at least one hundred twenty (120) Days before the beginning of an Extension.

Section 2.2:    Regulatory Approval.
(A)    Commission Approval Order. The Parties acknowledge and agree that this Agreement is subject to approval by the Commission and the Parties’ respective obligations hereunder are conditioned upon receipt of such approval, except as specifically provided otherwise herein. Upon execution of this Agreement, the Parties shall use good faith efforts to obtain, as soon as practicable, an order from the Commission (“Commission Approval Order”). Notwithstanding the foregoing, the Companies acknowledge that Seller shall not be a party to any proceeding with the Commission concerning this Agreement, but shall provide reasonable assistance to the Companies in connection therewith. The Commission Approval Order regarding this Agreement shall not contain terms and conditions deemed to be unacceptable to the Parties, and is in a form deemed to be reasonable by the Parties, ordering that (i) this Agreement is approved; (ii) the Purchased cost of the Product to be incurred by the Companies as a result of this Agreement is reasonable; (iii) the Companies’ purchase of the Product pursuant to this Agreement is prudent and in the public interest; (iv) the Companies may include the Product purchased costs incurred by the Companies pursuant to this Agreement in the Companies’ revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of the Companies’ rates and/or for cost recovery above those fuel costs included in the base rate through the Companies’ Energy Cost Recovery Clause (“Energy Cost Recovery Clause”) during the Initial Term and any Extension.

(B)    Non-appealable Commission Approval Order. A non-appealable Commission approval order (“Non-appealable Commission Approval Order”) means a Commission Approval Order that is not subject to appeal to any Circuit Court of the State of Hawai‘i, the Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, because the period permitted for such an appeal (“Appeal Period”) has passed without the filing of notice of such an appeal, or that was affirmed on appeal to any Circuit Court of the State of Hawai‘i, the Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.

(C)    The Companies’ Written Statement. Not later than thirty (30) Days after the issuance of a Commission Approval Order, the Companies shall provide Seller with a copy of such Commission Approval Order together with a written statement as to whether the conditions set forth in Section 2.2(A) (Commission Approval Order) and Section 2.2(B) (Non-appealable Commission Approval Order) have been satisfied.

(D)    Commission Approval Date. As used in this Agreement, the term “Commission Approval Date” shall be defined as follows: If the Companies provide the written statement referred to in Section 2.2(C) (The Companies’ Written Statement) to the effect that the conditions referred to in Section 2.2(A) (Commission Approval Order) and Section 2.2(B) (Non- appealable Commission Approval Order) have been satisfied, the Commission Approval Date shall be the date of the issuance of the Commission Approval Order; or

(1)    If the Companies provide the written statement referred to in Section 2.2(C) (The Companies’ Written Statement) to the effect that only the conditions referred to in Section 2.2(A) (Commission Approval Order) have been satisfied, the Commission Approval Date shall be as follows:

(a)    if a Commission Approval Order is issued and is not made subject to a motion for reconsideration filed with the Commission or an appeal, the Commission Approval Date shall be the date one (1) Day after the expiration of Appeal Period following the issuance of the Commission Approval Order;

(b)    if the Commission Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the Commission Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the Commission Approval Date shall be deemed to be the date one (1) Day after the expiration of the Appeal Period following the order denying reconsideration of or affirming the Commission Approval Order; or

(c)    if the Commission Approval Order, or an order denying reconsideration of the Commission Approval Order or affirming approval of the Commission Approval Order after reconsideration, becomes subject to an appeal, then the Commission Approval Date shall be the date upon which the Commission Approval Order becomes a non appealable order within the meaning of the definition of a Non-Appealable Commission Approval Order in Section 2.2(B) (Non-appealable Commission Approval Order).

E.    Unfavorable Commission Order. The term “Unfavorable Commission Order” means an order from the Commission concerning this Agreement that: (i) dismisses the Companies’ application; (ii) denies the Companies’ application; or (iii) approves the Companies’ application but contains terms and conditions deemed unacceptable by the Companies in its sole discretion and therefore does not meet the definition of a Commission Approval Order as set forth in Section 2.2(A) (Commission Approval Order). If the Companies receive an Unfavorable Commission Order, the Companies shall promptly file a motion for reconsideration. If the Companies file a motion for reconsideration, the Parties’ respective obligations remain conditioned upon the receipt of the items enumerated in Section 2.2(A) (Commission Approval Order) and Section 2.2(B) (Non-appealable Commission Approval Order). If, after receipt of an Unfavorable Commission Order, the Companies file neither a motion for reconsideration nor an appeal, this Agreement is null and void, and neither Party owes any further obligation to each other.

F.    Termination for [...] or Denial. [...] if the Companies’ request for Commission approval of this Agreement is denied in whole or in part, then either Seller or the Companies may terminate this Agreement by providing written notice of such termination [...]. In such event of termination, each Party shall bear its own respective fees, costs, and expenses incurred prior to termination, if any, in preparation for performance hereunder, and the Parties shall have no further obligation to each other with respect to this Agreement except for indemnity and any confidentiality obligations assumed by the Parties hereunder.

Section 2.3:    Effective Date. Upon satisfaction of the relevant conditions set forth in Section 2.2(D)(1) (a) through (c), as such conditions are applicable, this Agreement shall become effective (“Effective Date”) on January 1, 2023. Alternatively, the Parties may mutually agree in writing that some other date shall be deemed the Effective Date. Except for the obligations and provisions described herein, neither Party shall have any binding obligations under this Agreement until the Effective Date, except that the Parties agree upon the Execution Date to be bound by Sections 2.2 (Regulatory Approval), Section 11.1 (Force Majeure), and Article XVII (General Provisions). For the avoidance of doubt, on the Effective Date that certain Supply Contract for Petroleum Fuels dated January 21, 2019 by and between Seller and the Companies shall terminate and be replaced by this Agreement.

ARTICLE III
QUANTITY

Section 3.1:    Quantity of Product To Be Supplied/Delivered. Subject to the terms and conditions herein, Seller shall sell and Deliver to the Companies, and the Companies shall purchase and receive from Seller, LSFO, HSFO, Diesel, and/or ULSD as ordered by the Companies.

Section 3.2:    Purchase Volumes. During each Year that this Agreement is in effect, Seller shall sell and Deliver to the Companies, and the Companies shall purchase and receive from Seller, [...], and the Companies’ [...] that may be [...] on the islands of [...] following the notifications and coordination as outlined in Article VI (Delivery). The Companies shall take commercially reasonable steps to receive the Product ratably.
(A)    LSFO Volumes. Seller shall sell and Deliver to Hawaiian Electric, and Hawaiian Electric shall purchase and receive from Seller, LSFO pursuant to the following [...]:
1.    [...] Volumes. Seller shall have a supply obligation to provide an [...], as coordinated with Hawaiian Electric pursuant to the Nomination and coordination process set forth in [...]. [...];
2.    [...] Volumes. For [...], Seller shall have a supply obligation to provide [...], as coordinated with Hawaiian Electric pursuant to the Nomination and coordination process set forth in [...]. Such amounts are designated as [...]. Notwithstanding the foregoing, [...].
3.    [...]. If [...] shall designate such [...]. Following the issuance of a [...], [...] on mutually agreeable terms that are in accordance with this Agreement. [...]
4.    Use of [...]. Seller shall [...], including [...], [...], [...] Exhibit C ([...]). For the avoidance of doubt, [...].
(B)    Planned Outage. If, prior to the LSFO Nomination due date, as set forth in Section 6.1 (Notification for LSFO), Seller declares a planned outage of Par East crude refining units [...] during the period in which [...] is to occur, then Hawaiian Electric [...], based on the [...], in accordance with [...]; provided, however, that if both Parties agree Hawaiian Electric [...], [...], [...], [...] Exhibit C ([...]) attached hereto and incorporated herein by reference.

ARTICLE IV
QUALITY

Section 4.1:    Quality of Product To Be Supplied/Delivered. Seller represents and warrants that the quality of the Product sold and Delivered by Seller and purchased and received by the Companies shall be as stated on Seller’s Certificate of Quality for such Product (“Certificate of Quality”). The quality of the Product to be sold and Delivered hereunder shall comply with the Specifications (“Specifications”) attached hereto as Exhibit A (Specifications), and made a part hereof and all applicable laws (“Laws”). If the [...] with the [...], [...] for all [...] costs and expenses, [...], [...], [...], [...], [...], [...]. By way of

example and without limitation, [...], [...], [...].

ARTICLE V
PRICE

Section 5.1:    Pricing. The price for the Product purchased by the Companies pursuant to this Agreement shall be calculated as set forth in Exhibit B (Pricing) which is incorporated herein by reference.

Section 5.2:    [...]. [...] with respect to [...] pursuant to this Agreement shall be [...].

Section 5.3:    Fees, Taxes, Assessments, Levies, and Imposts. [...] under this Agreement, [...]. Notwithstanding the foregoing and any [...]. At the execution of this Agreement, the taxes, assessments, levies or imposts which are currently in effect for the Product include the Hawai‘i Use Tax, the Hawai‘i General Excise Tax (4.712% for Hawaiian Electric, which includes the Honolulu County Surcharge Tax, 4.166% for Maui Electric, and 4.438% for Hawai‘i Electric Light, which includes the Hawai‘i County Surcharge Tax) and the Environmental Response, Energy, and Food Security Tax. Diesel and ULSD are also subject to the Hawai‘i Liquid Fuel Tax and the Federal Leaking Underground Storage Tank Tax. As of the Execution Date, the Environmental Response, Energy, and Food Security Tax, the Hawai‘i Liquid Fuel Tax, and the Federal Leaking Underground Storage Tank Tax are not subject to the Hawai‘i General Excise Tax and the Honolulu County Surcharge Tax.

ARTICLE VI
DELIVERY

Section 6.1:    Notification of LSFO.

(A)    Not less than one hundred (100) Days prior to the first Day of each Month in which LSFO is to be Delivered, Hawaiian Electric shall provide written notification [...].
(B)    Sixty (60) Days prior to the first Day of each Month in which LSFO is to be Delivered, Hawaiian Electric shall provide written notification to Seller of the Nominated volume of Delivery for said Month (“LSFO Nomination”). Seller agrees to notify Hawaiian Electric within five (5) Days of receipt of the LSFO Nomination if it cannot meet Hawaiian Electric’s Nominated volume of Delivery. [...].

(C)    The Parties shall mutually coordinate the Delivery of any marine deliveries of LSFO. Seller shall provide Hawaiian Electric with a proposed three (3) Day shipment period or window for Delivery no later than forty-five (45) Days prior to the first Day of the proposed shipment period. Hawaiian Electric shall use reasonable efforts to accommodate Seller’s proposed three (3) Day shipment period, however, should Hawaiian Electric be unable to accommodate Seller’s proposed three (3) Day shipment period:

1.    Hawaiian Electric may reject Seller’s proposed three (3) Day shipment period upon providing Seller with notice no later than three (3) Business Days following Hawaiian Electric’s receipt of Seller’s notification. In such event, Hawaiian Electric shall provide an explanation of the reason for such rejection.

2.    Seller may propose an alternate three (3) Day shipment period; provided that such alternate shipment period is within five (5) Days of the date of Seller’s first proposed three (3) Day shipment period.

3.    Seller shall provide to Hawaiian Electric the intended volume of the Product to be Delivered to Hawaiian Electric subject to a variation of plus or minus ten (10) percent with respect to the actual physical volume Delivered and a proposed one (1) Day shipment period or window which is to be within the previous three (3) Day shipment period no later than fifteen (15) Days prior to the proposed one (1) Day shipment period.

Notices given pursuant to this Section 6.1(C) may be provided by electronic mail (“Email”) or telephone.

Section 6.2:    Coordination of LSFO Delivery.
(A)    No later than ten (10) Days prior to the beginning of each Month, Seller shall provide Hawaiian Electric with a proposed schedule of Pipeline Deliveries (“Delivery Schedule”) to be made by Seller for the following two (2) Months. The proposed Delivery Schedule shall specify the approximate quantities of LSFO, the approximate date and a characterization of the approximate viscosity, either low, 15 – 40 CST at 210 DF, medium, 41 – 65 CST at 210 DF, or high, 66 – 96 CST at 210 DF, for each individual Delivery. The Deliveries are to be made at reasonably regular intervals. Hawaiian Electric shall promptly notify Seller of any objections or requested changes to the Delivery Schedule provided by Seller. Seller shall also provide a ninety (90) Day expected crude resid qualities including API @ 60 DF, iron, nickle, nitrogen, sulfur, vanadium, and viscosity cst @ 210 DF.

(B)    Seller shall immediately notify Hawaiian Electric of any change in the proposed Delivery Schedule when such change becomes known to Seller. In particular, Seller shall provide a detailed and specific notice to Hawaiian Electric if a change in the proposed Delivery Schedule is due to any of the following causes:

1.    A change in the volume of an individual Pipeline Delivery if such change is in excess of 10,000 Barrels of the previously advised Delivery volume; or

2.    A change in the date of an individual Delivery, if such change is greater than two (2) Days from the previously advised date; or

3.    A change in the previously advised viscosity characterization of a Delivery.

Section 6.3:    LSFO Delivery Rates.
(A)    Hawaiian Electric shall not be required to take Delivery, and Seller shall not be required to make Delivery of more than fifty (50) percent of a Monthly Nomination in any ten
(10) consecutive Day period. Seller shall make good faith efforts to plan its Pipeline Deliveries such that it shall have a Ratable Delivery status of approximately zero (0) at month-end for the third Month of the accepted Delivery schedule.

(B)    Unless waived in advance by Hawaiian Electric, and subject to Hawaiian Electric tank availability, the physical volume of Seller’s Deliveries shall be limited to 100,000 Barrels for any individual Pipeline Delivery or 250,000 Barrels for any individual Marine Delivery.

Section 6.4:    Failure to Supply LSFO.
(A)    Failure to Supply LSFO [...]. Except in the event of [...], [...] shall result in a [...], [...] will be in a in a [...] and [...].

(B)    [...] for [...] Failure to Supply [...]. [...], [...] designed to [...]. [...] shall provide the [...] to [...] of the date that [...]. In the event of an [...], [...] will use [...] to [...] of any [...] on [...], and, to the extent practicable, [...] will [...] in [...] with [...] to [...] may [...] as a result of the [...]; provided, however, that such [...] does not [...] [...] ability to [...] as set forth in this Section 6.4(B)

([...] for [...] Failure to Supply [...]). If, in [...], the [...] is [...], [...] may, [...], [...] an amount of the [...] from [...] at the [...]. [...] will [...] to [...], and [...] to [...] within [...] having [...], the [...] between the [...] so [...] and the [...] as it [...] by [...], including but not limited to [...], [...], [...], and [...] such that the [...] is [...] to [...]. The [...] set forth in this Section 6.4 (B) ([...] for [...] Failure to Supply [...]) are without [...] with respect to [...] with the [...] set forth in this Agreement.

Section 6.5:    LSFO Pipeline Delivery
(A)    LSFO Pipeline Deliveries shall be made by Seller from Seller’s on-island supply through Seller’s pipelines to Hawaiian Electric at Hawaiian Electric’s BPTF. LSFO temperature shall be at least 145 DF throughout the duration of delivery, except for Hawaiian Electric BPTF tanks that are delivering LSFO, the temperature shall be 145 DF or 30 DF above pour point, whichever is greater, unless mutually agreed upon. Title to the Product and the risk of loss of the Product Delivered by Pipeline Delivery shall pass from Seller to Hawaiian Electric pursuant to Article IX (Title, Custody, and Risk of Loss).

(B)    Coordination of Deliveries. The Parties shall mutually coordinate Pipeline Deliveries into BPTF to minimize operational difficulties and costs.

(C)    Sampling. All samples, measurements and determinations drawn, taken, and made, respectively, under Section 6.5 (LSFO Pipeline Delivery) shall be for LSFO as blended in Seller’s tank prior to Pipeline Delivery. All sampling shall be done under the supervision of the Independent Inspector. Seller and Hawaiian Electric shall share equally the cost of the Independent Inspector.

(D)    Determination of Quality. The quality of the Product Delivered by Pipeline Delivery shall be determined on the basis of a volumetric weighted average composite of samples drawn by the Independent Inspector from Seller’s issuing tank(s) in such manner as to be representative of each individual Pipeline Delivery (“Tank Final Sample”).

(E)    Validation of Quality. The Tank Final Sample shall be divided into a minimum of three (3) parts as follows:

1.    One (1) part shall be provided to Seller’s laboratory for analysis to determine quality of the Product delivered.

2.    One (1) part shall be provided to Hawaiian Electric for the purpose of verifying Seller’s determinations.

3.    At least one (1) part shall be sealed and provided to the Independent Inspector to be retained for a period of at least forty-five (45) Days.

(F)    Certificate of Quality. Seller agrees to provide Hawaiian Electric and the Independent Inspector with the Certificate of Quality representing the samples of LSFO and will make a good faith effort to provide this Certificate of Quality no later than twenty-four (24) hours prior to the commencement of the Pipeline Delivery. If the completed Certificate of Quality is not available within said 24-hour period, Seller will advise Hawaiian Electric and the Independent Inspector of the same and, within said 24-hour period, Seller will provide to Hawaiian Electric and the Independent Inspector the final determination of API gravity, flash point, sulfur content, and sediment and water representing the Tank Final Sample.

(G)    Verification of Quality. Hawaiian Electric shall have the right to perform laboratory analyses in order to verify the results of Seller’s laboratory analyses; provided however, that such verification analyses shall be performed in a timely manner. Deliveries may be delayed until such confirmation testing is complete.

(H)    Reverse Line Displacement. In order to eliminate or minimize the volume of Seller’s pipeline fill (“Pipeline Fill”) received by Hawaiian Electric in the course of a Pipeline Delivery operation, Hawaiian Electric shall have the option to perform a Reverse Line Displacement (“Reverse Line Displacement”) whereby Seller’s Pipeline Fill is displaced to Seller using Hawaiian Electric’s fuel at the commencement of Pipeline Delivery operations.

(I)    Pipeline Blend. If Hawaiian Electric elects not to commence Pipeline Delivery operations by displacing Seller’s Pipeline Fill with Hawaiian Electric’s fuel, or if such displacement is operationally unfeasible or impractical for any other cause, Seller and Hawaiian Electric recognize that the Product received by Hawaiian Electric in a Pipeline Delivery may be a blend which includes some amount of Seller’s Pipeline Fill (“Pipeline Blend”). In such instance, the specification of Seller’s Pipeline Fill shall be determined by Seller on the basis of Seller’s samples representative of the contents of the storage tank from which Seller’s Pipeline Fill was issued. Seller shall provide Hawaiian Electric, Hawaiian Electric’s representative, and the Independent Inspector with a copy of its laboratory analysis of the quality of Seller’s Pipeline Fill prior to commencing the Pipeline Delivery.

(J)    Blend Simulation. To provide an early warning of any quality problems with the Product Delivered as a result of a Pipeline Blend, Seller shall perform a pre-shipment computer blend simulation representing the quality of Seller’s LSFO from the issuing tank(s) as indicated in the relevant Certificates of Quality or preliminary laboratory analyses of the Tank Final Samples and the quality of Seller’s Pipeline Fill as indicated in the relevant laboratory analyses. The computer blend simulation shall provide preliminary confirmation of the Pipeline Blend’s conformance with the limits for API gravity, viscosity, and percent by weight sulfur content specified in Article IV (Quality). Seller shall provide to Hawaiian Electric or Hawaiian Electric’s representative and the Independent Inspector a copy of the computer blend simulation results prior to shipment. Seller agrees that under no circumstances shall it make a Pipeline Delivery of the Product to Hawaiian Electric without Hawaiian Electric’s express written permission should the computer blend simulation or any other information available to Seller indicate a quality problem with the Product or Pipeline Blend.

(K)    Determination of Quantity. Under the supervision of the Independent Inspector, the quantity of the Product in a Pipeline Delivery shall be determined at the time of each Pipeline Delivery by gauging Seller’s issuing tank(s) immediately before and after pumping of the Product. Should Hawaiian Electric elect to perform a Reverse Line Displacement, the total quantity of the Product Delivered to Hawaiian Electric shall be reduced by reference to the rise in Seller’s tank(s) receiving Seller’s Pipeline Fill, determined by gauging such tank(s) immediately before and after pipeline displacement under the supervision of the Independent Inspector. Both Hawaiian Electric and Seller agree that if measurement of Seller’s tank(s) is, in the opinion of the Independent Inspector, considered to have been rendered inaccurate for reasons including, but not limited to, operational constraints or inadvertent transfer of the Product or of Seller’s Pipeline Fill within Seller’s facilities, then the quantity of the Product or Seller’s Pipeline Fill may be determined by gauging Hawaiian Electric’s receiving tank(s) before and after pumping under the supervision of the Independent Inspector.

Section 6.6:    Disputes Regarding LSFO Quality or Quantity.
(A)    Quantity Disputes.

(1)    All determinations as to the quantity of the LSFO sold and Delivered by Seller to Hawaiian Electric pursuant to this Agreement shall be calculated in accordance with current measurement standards adopted by API, ASTM-IP, and other recognized standard-setting bodies as may be applicable in the opinion of the Independent Inspector and shall be expressed in G.S.V., U.S. Barrels @ 60 degrees Fahrenheit and U.S. gallons @ 60 degrees Fahrenheit.

(2)    For Delivery of the LSFO, the Independent Inspector shall (i) prepare and sign a Certificate of Quantity stating the quantity of the LSFO determined according to the provisions of Section 6.5(K) (Determination of Quantity) and Section 6.6(A) (Quantity Disputes) that has been Delivered to Hawaiian Electric, (ii) furnish Hawaiian Electric and Seller each with a copy of such Certificate of Quantity, and (iii) inform Seller and Hawaiian Electric by Email of the quantity of the LSFO as Delivered by Seller. The data in the Independent Inspector’s Certificate of Quantity prepared as provided herein shall, absent fraud or errors and emissions, be binding and conclusive upon both Parties, and shall be used for verification of the invoice.

(3)    If Hawaiian Electric or Seller has reason to believe that the quantity of LSFO in a particular Delivery is incorrect, the Party claiming an incorrect Delivery quantity shall, within five (5) Days of the date of Delivery, present the other Party with documentation supporting such claim and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quantity, if justified, in the Delivery in question.

(B)    Quality Disputes.

(1)    The quality of LSFO sold and Delivered to Hawaiian Electric shall be as stated on Seller’s Certificate of Quality for such LSFO. Each shipment of LSFO to Hawaiian Electric shall comply with the Specifications as provided in Article IV (Quality).

(2)    If Hawaiian Electric has reason to believe that the quality of LSFO stated for a specific Delivery fails to conform to the Specifications in Article IV (Quality), Hawaiian Electric

shall, within five (5) Days after the later of the date of the completed Certificate of Quality or Hawaiian Electric’s determination of quality, present Seller with documents supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy. If the discrepancy is attributable to Seller, Seller shall proceed to correct such causes and adjust the quality, if justified, for the Delivery in question. In the event of an unresolved difference between Seller and Hawaiian Electric as to the quality of the LSFO, the sealed part of the representative sample in the possession of the Independent Inspector shall be provided to an independent laboratory for an independent determination of quality (“Independent Determination”), which Independent Determination shall be binding on the Parties. Seller shall be solely responsible for the cost of such Independent Determination in the event that it is determined that the quality of the LSFO in question does not conform to the Specifications.

(3)    Remedies for Non-Conforming LSFO. If the quality of the LSFO received by Hawaiian Electric fails to conform to the Specifications as provided in Article IV (Quality), both Hawaiian Electric and Seller shall attempt to minimize the impact of any quality problem. Hawaiian Electric may, in its sole discretion, issue a Specification waiver if Hawaiian Electric determines that the use of the non-conforming LSFO will not adversely affect Hawaiian Electric. If Hawaiian Electric elects not to issue a Specification waiver, Seller shall correct the non- conforming LSFO by Delivering to Hawaiian Electric additional LSFO of a quality that, when blended with the non-conforming LSFO, will result in conformance with the Specifications. Seller shall Deliver such additional LSFO to Hawaiian Electric’s storage tank(s) at BPTF or Hawaiian Electric’s O‘ahu generation stations as directed by Hawaiian Electric. If such efforts fail to resolve the failure of the LSFO to conform to the Specifications, Hawaiian Electric may return the non-conforming LSFO to Seller, in which case Seller shall replace the non-conforming LSFO by Delivering an equal volume of Hawaiian Electric verified on-Specification LSFO to Hawaiian Electric’s designated receiving tanks in a timely manner. Notwithstanding the preceding, Hawaiian Electric shall always have the right to refuse Delivery of any LSFO if Hawaiian Electric has a good faith basis to believe that the LSFO does not meet the Specifications. In such an event, either (i) Seller shall replace the non-conforming LSFO in the manner described above at the Seller’s sole cost and expense; or (ii) Hawaiian Electric may obtain the LSFO from another vendor if, in Hawaiian Electric’s reasonable discretion, Seller’s replacement of non-conforming LSFO may not be performed in time to prevent a possible interruption of Hawaiian Electric’s operations. Any remedy of non-conforming LSFO accepted by Hawaiian Electric under this Section 6.6(B)(3) (Remedies for Non-Conforming LSFO) shall not operate or be construed to remedy any similar non-conforming LSFO or to change the Specification of the LSFO acceptable to Hawaiian Electric under the terms of this Agreement.

(4)    Seller shall be solely responsible for all reasonable and documented costs and expenses, including without limitation, testing, transportation, re-refining, and emptying (but not cleaning) of storage tanks, and handling costs incurred by Hawaiian Electric in returning, replacing, or otherwise correcting the non-conforming LSFO. By way of example and without limitation, acceptable documentation for such costs and expenses are printed or electronic invoices, receipt, and similar proof of expenditure of funds.

Section 6.7:    Forecast and Notification for HSFO, Diesel, and ULSD.
(A)    Prior to the 20th Day of each Month, the Companies or each Company shall give Seller a forecast of each respective Company’s Monthly volume of HSFO, Diesel, and/or ULSD for each of the coming three (3) Months (“Diesel and HSFO Volume Forecast”). In addition and also prior to the 20th Day of each Month, the Companies or each Company shall provide Seller with a schedule of each Company’s nominated barge loadings (e.g., for Moloka‘i) for the following Month. Such schedule shall show the expected place, date, and time of the commencement of each loading operation and estimated volume. For Diesel and/or ULSD delivery on O‘ahu, Hawaiian Electric will provide a delivery window. Seller will communicate any operational conflicts to the Companies within two (2) Business Days after receipt of this schedule. The Companies or each Company will endeavor to promptly update Seller of any changes that may occur.

(B)    The Companies shall be responsible for scheduling dock space for the Companies’ nominated barge with the State of Hawai‘i Department of Transportation – Harbors Division. The Companies shall also provide twenty-four (24) hour notice to Seller during Seller’s regular business hours of the final quantity to be loaded (“Cargo Letter”); provided, however, that in the event of a loading on Monday, or on Tuesday, if Monday is a holiday, the Companies shall provide Seller with the Cargo Letter by 12 noon of the previous regular Business Day. At the Companies’ option, the volumes stated in the Cargo Letter may be adjusted by +/- ten (10) percent.

Section 6.8:    Coordination for Delivery of HSFO, Diesel, and ULSD.
(A)    The Companies shall coordinate Deliveries of HSFO, Diesel, and/or ULSD with Seller:

1.    Deliveries in Bulk to Company’s Barge or from Seller’s Barge or Pipeline. Seller agrees to Deliver and the Companies agree to receive HSFO, Diesel, and/or ULSD in bulk into the Companies’ nominated barge at Kalaeloa Barbers Point Harbor. The Delivery rate for HSFO and Diesel shall be at a minimum rate of 3,000 Barrels per hour. The Delivery rate for ULSD shall be at a minimum rate of 2,000 Barrels per hour. Seller agrees to make a reasonable good faith effort to coordinate its loading of the Companies’ fuel in concert with the Companies’ concurrent loading of any other petroleum products. HSFO product temperature shall be a minimum of 110 DF throughout duration of the load. The per shipment minimum volume of ULSD to be Delivered to the Company’s nominated barge is 2,500 Barrels, and is required to be Delivered together with Diesel, unless otherwise mutually agreed upon by Seller and the Companies. Seller agrees to Deliver and the Companies agree to receive Diesel, and/or ULSD in bulk into Hawaiian Electric’s storage tanks or pipelines at BPTF, Hawaiian Electric’s CIP Generating Station, and Hawaiian Electric’s Waiau Generating Station. Seller agrees to Deliver and the Companies agree to receive LSFO, HSFO, Diesel or ULSD as Displacement Stock through Seller’s designated pipeline into the Company’s nominated tank or the Company’s nominated vessel as mutually agreed upon.
2.    Liftings from Truck Rack. Seller agrees to Deliver and the Companies agree to receive Diesel, and/or ULSD into the Companies’ nominated tanker trucks from Seller’s nominated terminal truck rack at a minimum Delivery rate of 190 Barrels per hour.

3.    Company’s Nominated Barge Operations, Laytime, and Demurrage. The Companies’ nominated barge shall comply with all applicable federal, state, and local laws, rules and regulations, and Seller’s vessel vetting criteria and acceptance standards, including that portion of Seller’s vessel vetting criteria as may be applicable to oceangoing tows including unmanned petroleum tank barges and associated tugs and shall be fit in every way to receive and carry the Product. Seller shall provide the Companies with its Operations Manual, if applicable, and any other applicable safety and operations procedures and vessel acceptance standards, and any amendments thereto, during the term of this Agreement. While at Seller’s loading pier, the Companies’ nominated barge shall operate in compliance with Seller’s Operations Manual as approved by the United States Coast Guard. Seller will provide one (1) dedicated Person in Charge (“PIC”) at the Companies’ designated load pier before the designated commencement of the Companies’ required barge load. In addition, a minimum of two (2) qualified tankermen shall be provided by the Companies’ nominated barge during all loading operations at Seller’s loading pier or third-party pier.
The Companies’ nominated barge shall vacate Seller’s loading pier or third-party pier as soon as loading is completed, except if there is a delay caused by any event or acts beyond the reasonable control of the Companies, including but not limited to acts of God, fire, governmental acts, or labor disturbances.
Dues and other charges on the Companies’ nominated barge (whether or not such dues or charges are based on the quantity of Product loaded or on the freight and without regard from whom such dues or charges are withheld) shall be paid by the Companies. Any taxes on freight shall be borne by the Companies. The Companies shall be responsible for any State of Hawai‘i fee imposed for use of Seller’s loading pier or third-party pier in the nature of wharfage or pipeline toll.
Neither Seller, nor any of its associated or affiliated companies, nor any of the employees, servants, representatives and agents of any of the foregoing, shall be responsible for any losses, damages, delays or liabilities resulting from any negligence, incompetence or incapacity of any pilot, line handler, mooring master required at Seller’s loading pier or third-party pier or employed by the Companies or otherwise assisting the Companies at the expressed authorization of the Companies or the Companies’ agent or the personnel of any tug(s) or other support vessels or arising from any unseaworthiness or any insufficiency of any tug or other support vessel employed by the Companies or otherwise assisting the Companies at the expressed authorization of the Companies or the Companies’ agent and the Companies agree to indemnify and hold Seller harmless from and against any and all such losses, damages, delays, or liabilities.
At Seller’s loading pier or third-party pier, laytime shall commence one (1) hour prior to Companies’ nominated barge load time as designated in the Companies’ Cargo Letter. [...]. In the event that a part cargo or part cargoes belonging to a third party or third parties is/are loaded onto the Companies’ nominated barge, allowable laytime shall be prorated and the Companies’ allowable laytime shall be calculated on the basis of the ratio of the bill of lading volume of the

Companies’ cargo to the total bill of lading volume of the entire cargo loaded onto the Companies’ nominated barge or vessel. Laytime shall cease when the Companies’ nominated barge is released for departure; however, in the event part cargoes are loaded for the Companies and a third party or parties, the Companies’ laytime shall commence as provided above if the Companies’ cargo is loaded first, or shall commence upon commencement of loading of the Companies’ cargo if the Companies’ cargo is not the first to be loaded, and shall cease upon completion of loading of the Companies’ cargo.
[...] shall be [...] and any [...] (or [...], as the case may be) for [...] and [...] for [...] of [...] in [...] of [...] laytime. In the event the condition of the Companies’ nominated barge renders it incapable of receiving cargo at the minimum Delivery rate, such that the time spent loading the Companies’ nominated barge (all cargoes) is in excess of allowable laytime, Seller shall have the right to suspend loading operations and order the Companies’ nominated barge to vacate Seller’s loading pier or third-party pier. Seller shall not be liable for demurrage to the extent that allowed laytime is exceeded due to the condition of the Companies’ nominated barge or tug, or is due to events or acts beyond Seller’s reasonable control.

Section 6.9:    Determination of Quantity for HSFO, Diesel, and ULSD.
(A)    Quantity determination of the Product Delivered by Seller in bulk to the Companies’ nominated barge on O‘ahu shall be made by the Independent Inspector’s gauging of Seller’s Product issuing tanks before and after Delivery.

(B)    Quantity determination of the Product Delivered by Seller in bulk to the Companies’ nominated marine terminal at Kahului, Hilo, or Kaunakakai shall be determined at the time of each Delivery by gauging the receiving tanks at the Companies’ nominated marine terminal before and after discharge.

(C)    The Quantity determination of ULSD Delivered from Seller’s nominated terminal to the Companies’ nominated truck(s) or in Seller’s nominated truck(s) shall be made at the time of each Delivery by Seller’s calibrated loadrack meters, converted in each instance to volume @ 60 DF by the automated rack control system. Meters shall be calibrated on an annual basis or as required and agreed upon by Seller and the Companies. The Companies shall have the right at their expense and in accordance with procedures at Seller’s nominated terminal to independently certify said calibration. The Companies and Seller shall each have the right to have one (1) representative present to witness such meter calibration.

(D)    Quantity determination of the Product Delivered will be made in accordance with applicable API, ASTM, and IP guidelines and shall be expressed in G.S.V., U.S. Barrels @ 60 DF and U.S. gallons @ 60 DF.

Section 6.10: Disputes Regarding Quantity or Quality of HSFO, Diesel, and ULSD.
(A)    Quantity Disputes.

(1)    Quantities of the Product sold and Delivered shall be determined at the time of each Delivery by the Independent Inspector’s gauging of Seller’s Product issuing tanks before and after Delivery.

(2)    Quantity determination of the Product Delivered will be made in accordance with applicable API, ASTM, and IP guidelines and shall be expressed in G.S.V., U.S. Barrels @ 60 DF and U.S. gallons @ 60 DF.

(3)    For Delivery of the Product in bulk, the Independent Inspector shall (i) prepare and sign a Certificate of Quantity stating the quantity of the Product determined according to the provisions of Section 6.10 (Disputes Regarding Quantity or Quality of HSFO, Diesel, and ULSD) to have been Delivered to the Companies, (ii) furnish the Companies and Seller each with a copy of such Certificate of Quantity, and (iii) advise Seller and the Companies by Email of the quantity of the Product Delivered. The data in the Independent Inspector’s Certificate of Quantity prepared as provided herein shall, absent fraud or errors and omissions, be binding and conclusive upon both Parties, and shall be used for verification of the invoice and Bill of Lading for barge deliveries.

(4)    If the Companies or Seller has reason to believe that the quantity of the Product for a particular Delivery is incorrect, such Party asserting a belief that the quantity is incorrect shall, within five (5) Days of the date of Delivery, present the other Party with causes for the discrepancy and shall proceed to correct such causes and adjust the quantity, if justified, for the Delivery in question as specified in Section 6.8 (Coordination for Delivery of HSFO, Diesel, and ULSD).

(B)    Quality Disputes of HSFO, Diesel, and/or ULSD.

(1)    The quality of Diesel and/or ULSD Delivered by Seller to the Companies’ nominated truck(s) or in Seller’s nominated truck(s) to the Companies’ Site Locations shall be determined on the basis of a volumetric weighted average composite of samples drawn by an Independent Inspector or Seller representative from Seller’s nominated terminal issuing tank(s) after the completion of each bulk receipt into such terminal tanks in such a manner as to be representative of the volume of the tank inventory from that time until the time of the next bulk receipt. Such samples of Diesel and/or ULSD shall be divided into a minimum of two (2) parts, one (1) of which shall be tested by Seller for API, BTU, sulfur, and Cetane and the other retained by an Independent Inspector, for a period of not less than forty-five (45) Days.

(2)    The quality of the Product Delivered by Seller to the Companies’ nominated barge or by Seller to the harbor terminal piping or by Seller from its nominated barge to the Companies’ nominated terminal shall be determined on the basis of a volumetric weighted average composite of samples drawn by an Independent Inspector or Seller representative from Seller’s refinery or nominated terminal tank(s) (“Tank Composite”) in such a manner as to be representative of the volume of the tank inventory. The Tank Composite shall conform to the Specifications in Exhibit A (Specifications). The Tank Composite preshipment report will be issued prior to loading. The Tank Composite Certificate of Quality will be issued within twenty-

four (24) hours after completion of the load. Such tank samples of the Product shall be divided into a minimum of three (3) parts as follows:
1.    One (1) part shall be provided to Seller’s laboratory for analysis to determine quality.
2.    One (1) part shall be provided to Hawaiian Electric for the purpose of verifying Seller’s determinations.
3.    At least one (1) part shall be sealed and provided to the Independent Inspector to be retained for a period of at least forty-five (45) Days.

(3)    The quality of the Product Delivered by Seller to the Companies’ nominated barge (“Barge Composite”) shall also conform to Specifications in Exhibit A (Specifications) for confirmation tests. The Barge Composite Certificate of Quality will be issued within twenty-four (24) hours after completion of the load. The Barge Composite samples will be drawn from the Companies’ nominated barge by an Independent Inspector for the purpose of conducting the confirmation tests, and in such a manner as to be a volumetric weighted average composite of each Product drawn from the cargo tanks at the completion of the load. Such Barge Composite samples of the Product shall be divided into a minimum of three
(3)    parts as follows:
1.    One (1) part shall be provided to Seller’s laboratory for analysis to determine quality of the Confirmation Tests.
2.    One (1) part shall be provided to Hawaiian Electric for the purpose of verifying Seller’s determinations.
3.    At least one (1) part shall be sealed and provided to the Independent Inspector to be retained for a period of at least forty-five (45) Days.

(4)    If Seller or the Companies have reason to believe that the quality of the Product stated for a specific Delivery fails to conform to the Specifications in Exhibit A (Specifications), that Party shall, within five (5) Days after the later of the date of the completed Certificate of Quality or the date of the final determination of quality, present the other Party with documents supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality, if justified, for the Delivery in question. In the event of an unresolved difference between Seller and the Companies, the sealed part of the representative sample in the possession of the Independent Inspector shall be provided to an independent laboratory for an official determination, which shall be final. Seller and the Companies shall share equally the cost for such independent laboratory determination.

(5)    If the quality of the Product received by the Companies fails to conform to the quality Specifications in Exhibit A (Specifications), the Companies and Seller shall attempt to minimize the impact of any quality problem. At the Companies’ reasonable discretion, such efforts may include a Specification waiver if the use of the Product will not unreasonably cause harm to the Companies. Or, Seller may attempt to remedy the Specification issue by Delivering higher quality Product in a timely manner to produce a blend that conforms to the Specifications in the Companies’ storage tank(s) at the Companies’ receiving facility. If all such and similar efforts fail to resolve the Specification issue, then the Companies may return non-Specification Product to Seller, in which case Seller shall replace the non-Specification Product by Delivering an equal volume of the Companies’ verified on-Specification Product to the Companies in a timely manner. Notwithstanding the preceding, the Companies shall always have the right to refuse Delivery of any Product with prior written notice to Seller or its permitted agents if the Companies in good faith shall have reason to believe that the Product does not meet the Specification. The Companies may, at their collective option, seek other supplies of the Product if in the Companies’ reasonable discretion the Delivery of non-conforming Product may not be remedied in time to prevent a possible interruption of their operations. All reasonable and documented costs and expenses of remedying the Delivery of non-conforming Product, or arising from non-conforming Product (including, without limitation, the testing, transportation, re-refining, and handling costs incurred in returning, replacing or otherwise correcting off- Specification Product, the emptying (but not cleaning) of storage tanks containing non- conforming Product shall be paid by Seller. By way of example and without limitation, acceptable documentation for such costs and expenses are printed or electronic invoices, receipts, and similar proof of expenditure of funds. Any remedy of non-conforming Product accepted by the Companies under this Section 6.10(B)(5) shall not operate or be construed to remedy any similar non-conforming Product or to change the Specification of the Product acceptable to the Companies under the terms of this Agreement.

(6)    Seller shall be solely responsible for all reasonable and documented costs and expenses, including testing, transportation, re-refining, and handling costs incurred by the Companies in returning, replacing, or otherwise correcting off-specification Product. By way of example and without limitation, acceptable documentation for such costs and expenses are printed or electronic invoices, receipts, and similar proof of expenditure of funds.

Section 6.11: Failure to Supply HSFO, Diesel, and/or ULSD.
(A)    Except in the [...] or an [...] to the [...], if [...] to [...] the [...] in the [...], [...] shall [...] to the [...]. [...] shall be [...] to be in an [...] and shall [...] of the same [...] if any of the [...] are [...]: [...], [...], or [...] of the [...] in the [...] of the [...].

(B)    In the [...] is in a [...], [...] shall [...] to [...] the [...] of that [...] such that [...] an [...] to [...], and, to the [...], [...] will [...] in [...] with [...] to [...] any [...] may [...] as a [...] of the [...]; provided, however, that such [...] does not [...] [...] to [...] as set forth in this Section 6.11(B). While [...], [...] may [...] to [...]. [...] will [...], and [...] shall [...] within [...] of [...], the [...], and the [...] if it [...], including but not limited to [...], and [...] such that the [...] is [...] to [...].

Section 6.12: Records/Right to Audit. Seller shall retain any and all documents and records regarding the Delivery, quantity, and quality of the Product sold under the terms of this Agreement for the later of twelve (12) Months after the date of the invoice for such Product, or in the event of any dispute concerning the quantity or quality of the Product, until any such dispute is resolved. Upon request by the Companies, Seller shall promptly make such records available at a location designated by the Companies for review thereof.

Section 6.13: Inspection. The Companies may participate in all sampling, quality, inspection, measurements, and tests of the Product which may be conducted pursuant to this Agreement.
The Companies may also inspect any equipment owned or controlled by Seller that is used in determining the quantity or quality of the Product, provided that any such participation by the Companies shall not materially interfere with or otherwise disrupt the inspection, measurement, and tests conducted by Seller. Upon reasonable notice to Seller and during normal business hours, the Companies may, at their sole expense, inspect and audit any sample analysis of the Product conducted by or for Seller. Such inspection and audit rights shall include the review of records and data used in the preparation of such analysis.

Section 6.14: Independent Inspector. The Companies and Seller mutually shall agree on the appointment of the Independent Inspector and such agreement shall not be unreasonably withheld by either Party. All samples, measurements, and determination samples as provided in this Agreement shall be drawn, taken, and made under the supervision of the Independent Inspector, who shall attend Deliveries of the Product as designated by the Parties or as otherwise provided for in this Agreement. All charges for services rendered by the Independent Inspector shall be borne equally by the Companies and Seller except as otherwise provided in this Agreement.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.1:    Seller’s Representations and Warranties. In addition to any other representations and warranties of Seller set forth in this Agreement, Seller represents, and warrants as follows, in each case subject to the terms of this Agreement:

(A)    Ability to Supply. Throughout the Initial Term and any Extension, Seller shall supply the Product in conformance with the Specifications in the amounts necessary to meet all of Seller’s obligations under this Agreement.

(B)    Ability to Deliver.
1.    Through the Initial Term and any Extension, for truck rack Deliveries, Seller shall own, lease, or have the right to use facilities sufficient to meet Seller’s Delivery obligations under this Agreement.
2.    Through the Initial Term and any Extension, for Pipeline Deliveries, Seller shall own, lease, or otherwise have the legal right to use facilities sufficient to meet Seller’s Delivery obligations under this Agreement.
3.    Through the Initial Term and any Extension, for marine Deliveries, Seller’s nominated vessel employed to Deliver the Product to Hawaiian Electric shall comply with all regulations, pier operator’s standards for vessel acceptance quality, pollution mitigation, required pollution liability, Protection and Indemnity Insurance (“P&I”) and other insurance coverages, pier operators Operations manual and accept liability for dues and other charges on said vessel sufficient to meet Seller’s Delivery obligations under this Agreement.
4.    Through the Initial Term and any Extension, for barge Deliveries, Seller’s nominated vessel employed to Deliver the Product to the Companies shall comply with all regulations, pier operator’s standards for vessel acceptance quality, pollution mitigation, required pollution liability, P&I and other insurance coverages, pier operators Operations Manual and accept liability for dues and other charges on said vessel sufficient to meet Seller’s Delivery obligations under this Agreement.

(C)    Quality. All Product Delivered hereunder will be so Delivered in compliance with the terms of the Agreement.

(D)    Right, Title, and Interest. Seller possesses all title to, right, and interest in the Product to be sold and Delivered to the Companies pursuant to this Agreement. Seller will Deliver the Product to the Companies free and clear of all liens, security interests, claims, and encumbrances or any interest therein and thereto by any person.

Section 7.2:    Mutual Representations and Warranties. In addition to any other representations and warranties set forth in this Agreement, Seller and the Companies each agrees, represents, and warrants as follows:

(A)    Duly Organized. Each Party is duly organized, validly existing, and in good standing under the laws of the State of Hawaiʻi. Each Party has full power, authority, and legal right to execute, deliver, and perform its obligations under this Agreement.

(B)    No Conflict. Each Party’s performance of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provisions of its articles of incorporation, bylaws, and/or other organizational documents, or result in a violation of, or be in conflict with, or constitute a default under any mortgage, indenture, contract, agreement, or other instrument to which it is a party or by which it or its property is bound, where such violation, conflict, default, or potential default would materially adversely affect its ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to it or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator, or governmental or public instrumentality binding upon it or its property, in each case where such violation, conflict, or breach would have a material adverse effect on its ability to perform its obligations under this Agreement.

(C)    No Default. Each Party represents and warrants that it is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by it under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, in each case where such default, condition or violation would have a material adverse effect on its ability to perform its obligations under this Agreement.

(D)    No Litigation. Each Party represents and warrants that there is no action, suit, proceeding, inquiry or investigation (“Proceeding”), at law or in equity, or before or by any court, public board or body, pending against it, or of which it has otherwise received official notice, or which to its knowledge is threatened against it, wherein an adverse decision, ruling or finding would reasonably expect to have a material adverse effect on its ability to perform its obligations under this Agreement. For the avoidance of doubt, the Companies’ representation and warranty pursuant to this Section 7.2(C) (No Litigation) excludes any Proceeding under Section 2.2 (Regulatory Approval).

(E)    Experience, Qualifications, and Resources. Each Party represents that it has entered into this Agreement in connection with the conduct of its business and it has the experience, qualifications, and financial resources necessary to perform its obligations hereunder.

(F)    Continuing Obligation. Each Party’s representations and warranties as set forth in this Article VII (Representations and Warranties) are continuous for the extent of the Initial Term and any Extension. Each Party shall provide notice to the other Party of the occurrence or non-occurrence of any event that compromises its representations and warranties made herein promptly following its knowledge thereof. Except for the representations and warranties expressly made herein, neither Party makes any express or implied representation or warranty.

ARTICLE VIII
INVOICING AND PAYMENT

Section 8.1:    Invoicing.
(A)    Invoices, which will show the price [...]. Original invoices shall include full documentation, as approved by both Parties, including the Certificate of Quality, report of the Independent Inspector, and price calculation; such documentation may, however, be provided by Seller to the Companies separately.

(B)    Invoices will be prepared and dated by Seller following Delivery of the Product to the Companies. Invoices, invoice documentation, laboratory analyses and other documents having to do with the quality, quantity, and Delivery of the Product or otherwise with the Product sold and purchased hereunder shall be sent by Email to each respective Company at email addresses that will be provided by the Companies.

(C)    Invoicing of sales and Deliveries of LSFO to Hawaiian Electric on any invoice date shall be limited to a quantity such that Seller’s Delivery status against Ratable (for this purpose calculated on the basis of cumulative invoiced Deliveries less cumulative Nominations as of the end of the Month which includes the invoice date) does not exceed zero (0).

Section 8.2:    Payment.
(A)    Method of Payment. [...]. Details about the Seller’s banking information will be mailed directly to Hawaiian Electric’s Treasury Division in accordance with the Notice requirements set forth in Section 16.1 (Notices) below before the first invoice is sent.

[...]

(B)    If a debit memo incorporating an adjustment to a previously issued invoice has been sent to the respective Company subsequent to said Company making payment of said original invoice, then said Company shall make payment in accordance with the provisions of this Section 8.2 (Payment). [...]

(C)    If an [...] an [...] that is [...] has [...] to the [...], then [...] shall [...] in accordance with [...] for that [...] of the [...] that is [...] by [...] and in which case, [...] shall make [...] to [...] and other [...] as are [...] the [...].

ARTICLE IX
TITLE, CUSTODY, AND RISK OF LOSS

Section 9.1:    Title, Custody, and Risk of Loss.

(A)    Deliveries to the Companies’ Nominated Site Locations. Title, custody, and risk of loss concerning the Product Delivered by Pipeline Delivery shall pass from Seller to Hawaiian Electric at the connection between the flange of Seller’s pipeline and Hawaiian Electric’s pipeline. All Diesel and/or ULSD shall be dyed by Seller in accordance with state and federal requirements for tax-exempt, off-road diesel fuel.

(B)    Marine Deliveries into BPTF. Title to the Product Delivered by marine Delivery shall pass from Seller to Hawaiian Electric at BPTF as soon as the quality of Hawaiian Electric’s receiving tank is determined by Seller to meet the Specification in Exhibit A (Specifications), subject to Hawaiian Electric’s timely verification, or at Hawaiian Electric’s option, Hawaiian Electric’s verbal notice to Seller allowing release for shipment prior to verification. The risk of loss of the Product or the components thereof by marine Delivery shall pass from Seller to Hawaiian Electric at the connection between the flange of Seller’s pipeline and Hawaiian Electric’s nominated pipeline at Hawaiian Electric’s BPTF; provided, however, that in the event an actual physical loss of the Product or the components thereof is caused by qualities of the Product or the components thereof, e.g., low flash point causing a fire, or due to Seller’s gross negligence or willful misconduct, Seller shall bear the risk of loss.

(C)    Deliveries at Seller’s Nominated Terminals. For ULSD Delivered from Seller’s nominated terminal into the Companies’ nominated truck(s), title, custody and the risk of loss of ULSD so Delivered shall pass from Seller to the Companies at the flange connecting the loadrack arm/hose at Seller’s nominated terminal’s truck loading facility to the receiving equipment of the Companies’ nominated truck(s), and ULSD shall be dyed by Seller in accordance with state and federal requirements for tax-exempt, off-road diesel fuel.

(D)    Deliveries to the Companies’ Nominated Barge. For Product delivered in bulk to the Companies’ nominated barge at either (i) Seller’s loading pier, or (ii) a third-party pier, title, custody, and risk of loss of the Product so Delivered shall pass from Seller to the Companies at (for i and ii) the flange of the receiving hoses of the Companies’ nominated barge at Seller’s loading pier or third-party pier. If required by the Companies, the Diesel shall be dyed by Seller, in accordance with state and federal requirements for tax-exempt, off-road diesel fuel. In the case of Diesel and/or ULSD, risk of loss shall pass from Seller to the Companies at the flange of the receiving hoses of the Companies nominated vessel, and title and custody shall pass after any dye or lubricity is added by Seller.

(E)    Deliveries by Seller’s Nominated Barge. For Product delivered in bulk to the pier, title, custody, and risk of loss of the Product so Delivered shall pass from Seller to the Companies at the connection flange of the receiving pipeline at Companies’ nominated marine terminal.

ARTICLE X
INSURANCE

Section 10.1: Insurance Requirements. Seller and anyone acting under its direction or control or on its behalf shall at its own expense procure and maintain in full force and effect at all times during the Initial Term and any Extension the following insurance and all other forms of insurance that may be required by any applicable Law:

(A)    Cargo insurance, which is to remain in force during the period of transportation until title to and risk of loss of the Product passes to the Companies in accordance with Section 9.1(A) (Deliveries to the Companies’ Nominated Site Locations). Such insurance shall be in an amount of no less than the purchase price including freight and cover all of the risks covered under a standard Lloyd’s Maritime Insurance policy, including all the denominated “Institute Cargo Clauses” (Free of Particular Average, F.P.A. and clauses referring to wars, strikes, riots and civil disturbances).

(B)    Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters and insured for no less than the full replacement value of the vessel.

(C)    Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained with full P&I indemnity cover in the ordinary course from a P&I Club that is a member of the International Group of P&I Clubs, including pollution liability standard for vessel and Certificate of Financial Responsibility.

(D)    Standard Workers Compensation and Employers Liability Insurance endorsed to be applicable to the State of Hawai‘i as well as the Longshore Act, with statutory limits for workers compensation and limits of $5,000,000 per occurrence for employer’s liability.

(E)    Commercial General Liability Insurance covering liability for bodily injury and property damage arising from premises, operations, products-completed operations, personal and advertising injury and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) for damages arising out of the agreement and shall, at a minimum, include coverage for (i) all operations and premises of Seller; (ii) all products and completed operations of Seller; (iii) explosion, collapse and underground (XCU) hazards; and
(iv) duty to defend, with minimum limits of $10,000,000 each occurrence; and $10,000,000 general aggregate.

(F)    Pollution Legal Liability Insurance with minimum limits of $5,000,000 per occurrence and $5,000,000 general aggregate for the full scope of the Seller’s operations (ongoing and completed) as described within the scope of work for this Agreement. Coverage to include but not be limited to: third party liability for bodily injury to persons, property damage resulting from any spill, leak, or discharge into the air, surface water, ground water, land surface or subsurface strata, and defense arising from the operations; diminution of value and Natural Resources damages; contractual liability. Such insurance shall include coverage for clean-up and remediation expenses that are not subject to sub-limits.

(G)    Automobile Liability Insurance on all owned, hired, rental and non-owned vehicles used in conjunction with the Delivery of Product to the Companies and shall include uninsured/underinsured motorist and no-fault insurance provisions wherever applicable and otherwise comply with applicable law, with minimum limit of $5,000,000 combined single limit each accident. Such policy shall include endorsement CA 9948 Pollution Liability Broadened coverage for covered autos. Further, where required by law, Seller, and its subcontractors and subcontractors’ coverage shall include the MCS 90 endorsement.

(H)    Other Coverage. Seller and anyone acting under its direction or control or on its behalf shall at its own expense procure and maintain in full force and effect at all times during the term of this Agreement on all owned, non-owned and hired vehicles used in conjunction with the Delivery of Product to Hawaiian Electric, any other insurance or surety bonding that may be required under the laws, ordinances and regulations of any governmental authority, including the Federal Motor Carrier Act of 1980 and all rules and regulations of the DOT and/or the USDOT.

Section 10.2: Insurance Paid. Premiums for all necessary insurance policies are included in the Delivered price of the Product as determined in Section 5.1 (Pricing). No special payments shall be made by the Companies to Seller in respect to such premiums.

Section 10.3: Waiver of Subrogation. Seller and anyone acting under its direction or control or on its behalf will cause its insurers (except for Workers Compensation insurance) to waive all rights of subrogation related to the scope of work herein and as agreed hereunder which Seller or its insurers may have against the Companies, the Companies’agents, or the Companies’ employees.

Section 10.4: Hawaiian Electric, Hawaiʻi Electric Light, and Maui Electric As Additional Insured. Insurance policies (except for Workers Compensation insurance) providing the insurance coverage required in this Agreement will name the Companies, the Companies’ agents or the Companies’ employees as an additional insured. Coverage must be primary in respect to the additional insured. Any other insurance carried by the Companies will be excess only and not contribute with this insurance.

Section 10.5: Certificates of Insurance. Before performance of this Agreement, Seller shall provide to the Companies’ designated representative certificates of insurance, or other documentary evidence acceptable to the Companies, certifying that each of the Seller’s foregoing insurance coverages is in force, and further providing that the Companies will be given thirty
(30)    Days’ written notice of any cancellation of, or intent not to renew any of the required policies. Seller shall promptly provide new insurance certificates reflecting the required policies in the event of any change in coverage. Receipt of any certificate showing less coverage than required is not a waiver of Seller’s obligation to fulfill the coverage requirements.

Section 10.6: Failure to Procure Insurance. In the event Seller fails to procure and/or maintain an insurance as required above, an insurance fails for any reason (including, without limitation, breach of policy condition or warranty) and/or an insurer otherwise refuses or is unable to pay, the Party required to procure that insurance shall be deemed an insurer or self-insurer, shall accept and pay claims which would have otherwise been submitted to the failed insurance and shall indemnify and hold harmless (including legal fees and costs) the other Party of and from any loss, damage, expense, claim, liability, and/or suit resulting from such failure.

ARTICLE XI
FORCE MAJEURE

Section 11.1: Force Majeure.
(A)    Neither Party shall be liable in any manner for failure to Deliver or to receive the Product or any other failure to perform or delay in performing any obligations under this Agreement for the time and to the extent such failure or delay is caused by an event or act of force majeure (“Force Majeure”), which shall be defined as an act of God, pandemic, hurricane, flood, volcanic eruption, earthquake, tsunami, war, rebellion, insurrection, strikes, inability to secure materials or labor by reason of allocations promulgated by authorized governmental agencies, lockout, fire, explosion, destruction or catastrophic failure from any involuntary cause of Seller’s vessel, terminal, refineries, pipelines, container, or of the Companies’ receiving facility, public or private harbor and docking facility, or any significant part thereof; or compliance, voluntary or involuntary, with a direction of any governmental authority or person purporting to act with government authority, including any such direction limiting the Companies’ recovery of all fuel costs incurred under this Agreement; or any other cause or causes (except financial) not within the control of the affected Party. [...]

(B)    Continuing Payment Obligation. In no event, however, shall the Companies be excused from their obligation to make payments due for the Product delivered for which title has transferred hereunder.

(C)    [...] of the [...]. If [...] is [...] or [...] to an [...] or [...] of [...], it [...] for [...] to [...] from a [...] than [...] or [...] to [...] to a [...] than [...] for the [...] of [...] which [...] do [...] or [...]; and [...] be [...] to [...] or [...], each as [...], after the [...] or [...], the [...] of [...] which [...] have been [...] and [...] during the [...] of [...] or [...].

(D)    Effects of Coronavirus/COVID-19. The Parties recognize and agree that there is an ongoing epidemic at the time of execution of this Agreement, namely the coronavirus/COVID-19 pandemic, the full effects of which are presently unknown. The Parties agree that if coronavirus/COVID-19 impacts a Party’s performance, that Party will provide notice to the other Party in the manner as set forth in Section 11.1(E)(1)(a) (Initial Written Notice) and Section 11.1(E)(1)(b) (Written Explanation).

(E)    Consequences of Force Majeure.

(1)    Satisfaction of Certain Conditions. Section 11.1(G) (Effect on Performance) excuses certain liabilities of a Party for delay and/or failure in performance to the extent such delay or failure is the result of conditions, acts or events of Force Majeure; provided, however, that a non-performing Party is only entitled to Force Majeure to the extent the following conditions are satisfied:

(a)    Initial Written Notice. The non-performing Party gives the other Party prompt initial written notice stating that such non-performing Party considers such condition, act, or event to constitute a Force Majeure and describing, to the extent practicable under the circumstances, the particulars of such Force Majeure condition, act, or event;

(b)    Written Explanation. As soon as reasonably practicable after giving initial written notice as set forth in Section 11.1(E)(1)(a) (Initial Written Notice), the non-performing Party gives the other Party a written explanation of the Force Majeure condition, act, or event, its anticipated effect on the non-performing Party’s performance, the anticipated duration of any suspension or reduction in the non-performing Party’s performance under this Agreement, and when it expects the Force Majeure condition or event to end. The written explanation shall also include evidence reasonably sufficient to establish that the occurrence constitutes Force Majeure;

(c)    The suspension of performance is of no greater scope and of no longer duration than is required by Force Majeure;

(d)    The non-performing Party proceeds with due diligence to remedy its inability to perform and provides progress reports (as reasonably requested by the other Party) describing, to the extent practicable, actions taken to end or minimize the effects of the Force Majeure and the anticipated duration of the Force Majeure; and

(e)    When the non-performing Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party written notice to that effect.

(F)    Reasonable Efforts. The Party excused from performance under this Agreement shall, to the extent practicable, use commercially reasonable efforts to cure, mitigate, or remedy such Force Majeure event. Except as set forth in Section 11.1(B) (Continuing Payment Obligation), any payments dues as compensation for the obligation so excused shall also be excused for so long as the obligation is not performed due to Force Majeure.

(G)    Effect on Performance. Neither Party shall be liable in any manner for any delays or failures in its performance under this Agreement to the extent such failures or delays are caused by conditions, acts, or events of Force Majeure. Except as otherwise expressly provided for in this Agreement, the existence of an event of Force Majeure shall not relieve the Parties of their obligations under this Agreement to the extent that performance of such obligations is not affected by the event of Force Majeure.

ARTICLE XII
COMPLIANCE WITH LAWS AND REGULATIONS

Section 12.1: Compliance with Laws and Regulations.
(A)    This Agreement is subject to and the Parties shall comply with all applicable present and future Laws.

(B)    If the Delivery or supply of the Product pursuant to this Agreement conflicts with or is limited or prohibited by any applicable Law, then to the extent of such conflict, limitation or prohibition, Seller shall have no obligation to Deliver or supply the Companies with the Product under this Agreement and the Companies shall have no obligation to purchase or receive the Product under this Agreement. The Companies, in the Companies’ discretion, may elect to complete and file any and all required federal or state regulatory forms to permit, facilitate, or enable the supply of the Product to the Companies under this Agreement. Seller shall fully cooperate with the Companies in the completion and filing of the foregoing forms. If the Companies’ purchase, receipt, or use of the Product pursuant to this Agreement conflicts with or is limited or prohibited by any Law, then to the extent of such conflict, limitation, or prohibition, the Companies shall have no obligation to purchase and receive the Product under this Agreement.

(C)    If, [...] the [...] or any [...], any [...] is [...] or a [...], including, without limitation, [...], and [...] or [...] has a [...] upon either [...] to [...] under this Agreement, then the [...] shall [...] to [...] for [...] of the [...]. Such [...] shall be [...] by the [...] no later than [...] after such [...] comes [...], by [...] to the other Party of the [...] in accordance with the [...]. Within [...] after the date of such notice, the Parties [...] and in the event that the Parties [...] within [...] after the date of [...], the [...] shall have the right to [...] giving notice of such [...] to the [...]. Such notice [...] shall be given within [...] immediately following the [...] period. Until [...], or until [...] is [...] as provided in this Section 12.1(C), the [...].

Section 12.2: Material Safety Compliance. Seller warrants that it is fully informed concerning the nature and existence of risks posed by transporting, storing, using, handling, and being exposed to the Product. Seller shall furnish to the Companies health, safety, and environmental information (including without limitation material safety data sheets) (“HSE Data”), concerning health, safety, and environmental aspects of the Product purchased by the Companies, including health, safety, and environmental warnings, if any, required by applicable Law. Seller shall not be entitled to rely upon such HSE Data as being an inclusive presentation of all potential health, safety, and environmental risks associated with the Product to be Delivered by Seller. Seller shall furnish HSE Data to, and otherwise inform, Seller’s nominated vessel of all such risks, and the master of such vessel shall advise and instruct all crew, seamen, and employees of the vessel about the hazards, if any, associated with the Product and the safe and proper methods of handling and storing the Product. Compliance by the Seller with recommendations in HSE Data shall not excuse the Seller from its obligations under this Section 12.2 (Material Safety Compliance) and Article XIV (Indemnity).

Section 12.3: Permits and Licenses. Seller shall secure and pay for all required permits and licenses applicable to this Agreement, (including the provisions of the Occupational Safety and Health Act of 1970 and all amendments thereto, and the DOT Hazardous Materials Regulations), and shall indemnify, defend, and save the Companies harmless from any and all liability, fines, damages, costs, and expenses, including but not limited to reasonable attorneys' fees and costs, arising from Seller’s failure to do so.

ARTICLE XIII
RELEASES

Section 13.1: Spills/Environmental Pollution. In the event any spill or discharge occurs from any nominated vessel, vehicle, shipping container, pipeline, or tank utilized by Seller in the performance of this Agreement, or if any spill, discharge, or pollution damage is caused by or is threatened in connection with the loading, transportation, or Delivery of the Product by Seller, then except to the extent such spill, discharge, or pollution damage was caused by the negligence of the Companies or a third party, all regulatory notifications and filings, as well as all efforts and costs of containment and clean up shall be the sole responsibility of Seller.

Section 13.2: Pollution Mitigation.
(A)    Mitigation Measures. When an escape or discharge of oil or any polluting substance occurs in connection with or is caused by Seller’s or its agent’s vessel or occurs from or is caused by discharging operations, Seller or its agents (as the case may be) shall promptly take all measures that are necessary or reasonable to prevent or mitigate environmental damage, without regard to whether or not said escape or discharge was caused by the negligence or willful misconduct of Seller’s equipment, Seller, the Companies, or others. Failing such action by Seller or its agents, the Companies, on Seller’s behalf, may promptly take whatever measures are reasonably necessary to prevent or mitigate pollution damage and notify Seller as soon as practicable thereafter of such actions. Each Party shall, in good faith, keep the other advised of the nature and results of the measures taken, and if time permits, the nature of the measures intended to be taken.

(B)    Prevention and Mitigation Cost. Seller shall be responsible for the cost of all such measures except to the extent the spill, discharge, or pollution damage was the result of the negligence or willful misconduct of the Companies, and prompt reimbursement shall be made as appropriate; provided, however, that should Seller or its agents give notice to the Companies to discontinue said measures (and to the extent Governmental Authorities allow the Companies to discontinue said measures) the continuance of the Companies’ actions will no longer be deemed to have been taken pursuant to the provisions of Sections 13.2(A) (Mitigation Measures) and Section 13.2(B) (Prevention and Mitigation Cost). Each Party in good faith shall provide written notice to the other of such actions and measures taken.

(C)    Third Party Applicability. Notwithstanding any other provision in this Agreement, the foregoing provisions shall be applicable only between Seller and the Companies and shall not affect, as between Seller and the Companies, any liability that either Seller or the Companies shall have to any third parties, including the State of Hawai‘i and the U.S. Government, if either Party shall have such liability.

Section 13.3: Release Liability. Should the Companies incur any liability under Chapter 128D of the Hawai‘i Revised Statutes as a result of a spill from Seller’s nominated vessel during discharge, Seller shall indemnify, defend, and hold the Companies harmless, except to the extent such spill was the result of the negligence or willful misconduct of the Companies.

Section 13.4: Operational Contacts. In the event of any accident, spill, or reportable incident incurred under the performance of this Agreement, the following individuals shall be immediately contacted:

Hawaiian	Name	Position	Phone	Cellular
Electric

Primary	Guy Xu-Sugahara	Fuels Contract Mgr	808-543-4043	808-384-2337
Backup	Chie Reyes	Mgr of Fuels Operations	808-543-4007	808-225-0957

SELLER
Primary	Mark Hepburn	VP, Logistics	808-203-2341	808-304-7806
Backup	Andre Thomas	Pipeline & Terminal Ops Mgr	808-547-3842	808-479-0591

ARTICLE XIV
INDEMNITY

Section 14.1: Indemnity.
(A)    The Companies agree to defend, protect, indemnify, and save Seller, Seller’s parent corporation, Seller’s affiliates and their respective officers, directors, employees and representatives (the “Seller Group”) harmless from and against any and all claims, demands, liabilities, losses, causes of action, fines, penalties, costs, and expenses (including reasonable attorney’s fees) of every kind and character for personal injury, death, or damage to property, or violations of law, arising from or occurring or growing out of or incident to, or resulting from the willful or negligent acts or omissions of the Companies or their agents, servants, employees, contractors, representatives, and invitees.

(B)    Seller agrees to defend, protect, indemnify, and save the Companies, the Companies’ parent corporation, the Companies’ subsidiary corporations, the Companies’ affiliates and their respective officers, directors, employees, and representatives harmless against any and all claims, demands, liabilities, losses, causes of action, fines, penalties, costs, and expenses (including reasonable attorney’s fees) of every kind and character for personal injury, death or damage to property, or violations of law, arising from or occurring or growing out of or incident to, or resulting from the willful or negligent acts or omissions of Seller or its agents, servants, employees, contractors, representatives, and invitees.

(C)    Where personal injury, death, or loss of or damage to property is the result of the joint negligence or misconduct of a Party hereto, the Parties expressly agree to defend and indemnify each other in proportion to their respective shares of such joint negligence or misconduct.

ARTICLE XV
DEFAULT

Section 15.1: Default.
(A)    Default by a Party. Breach by Seller of any of its representations and warranties in this Agreement or failure of either Party to promptly perform any obligation under this Agreement shall constitute an event of default. If, as the non-defaulting Party (“Non-Defaulting Party”), the Companies or Seller, considers the other Party (the “Defaulting Party”) to be in default under this Agreement, the Non-Defaulting Party shall give the Defaulting Party prompt notice thereof, describing the particulars of such default. The [...] shall [...] from the [...] in which to [...]. If the [...] of [...] provided in [...], and [...] provided in this Section 15.1(A) (Default by a Party), the [...] shall [...] to [...] such [...] in the [...] under the [...]. If the [...] as provided herein, the [...] in respect of such [...] its [...] under this Agreement by written notice [...]. Any [...] shall be without [...], including without limitation [...] hereof. All rights and remedies hereunder are independent of each other and election of one remedy shall not exclude another. The [...] in any [...] Section 15.1(A) (Default by a Party) shall be [...] from the [...].

(B)    Default by [...]; [...]. Notwithstanding the foregoing, [...] is a [...] to [...] as required by this Agreement, [...] shall be [...] from [...] issuance of the [...]. Without [...], [...] may [...] from [...], and except as otherwise provided in this Agreement, [...] shall be [...] for the [...] in [...] Seller under this Agreement [...] at the [...], [...] all [...] and [...] and [...] by the [...] in [...] such [...]. By way of example and without limitation,[...], [...], [...].

Section 15.2: Consequential Damages. Except with respect to claims of third parties that give rise to indemnification rights of a Party, in no event shall either Party be liable to the other for any prospective profits, or special, indirect, incidental or consequential damages of any kind, including punitive damages and fees, whether based in contract, tort (including negligence or strict liability), or otherwise.

ARTICLE XVI
NOTICE

Section 16.1 Notices. Except as otherwise expressly provided in this Agreement, all notices shall be given in writing, by Email or first-class mail, to the following addresses, or such other address as the Parties may designate by notice:

Seller's Address:
Par Hawaii Refining, LLC
1132 Bishop Street, Suite 2500
Honolulu, HI 96813
Attn: Eric Wright
Email: EWright@parpacific.com

With a copy to:
Par Hawaii Refining, LLC
91-325 Komohana Street
Kapolei, HI 96707
Attn: Eric Wright

Par Pacific Holdings, Inc.
825 Town & Country Lane, Suite 1500
Houston, TX 77024
Attn: Jeff Hollis
Email: JHollis@parpacific.com

Companies' Address:
Hawaiian Electric Company, Inc.
PO Box 2750
Honolulu, Hawai‘i 96840-0001
Attention: Manager of Fuels Operations – mailstop CIP3-IF

Hawai‘i Electric Light Co., Inc.
P. O. Box 1027
Hilo, Hawaiʻi 96721-1027
Attn: Production Department

Maui Electric Company, Ltd.
P. O. Box 398
Kahului, Hawaiʻi 96732
Attn: Production Department

&	Hawaiian Electric Company, Inc.
1001 Bishop Street, Suite 1100
Honolulu, Hawai‘i 96813
Attention: Director of Legal Division (AT11-NC)

By Email:	legalnotices@hawaiianelectric.com

All notices shall be deemed to have been effectuated upon the earlier to occur of actual receipt or two (2) Days after sending.

ARTICLE XVII
GENERAL PROVISIONS

Section 17.1: Waiver and Severability. If any section or provision of this Agreement or any exhibit or rider hereto is held by any court or other competent authority to be illegal, unenforceable, or invalid, the remaining terms, provisions, rights, and obligations of this Agreement shall not be affected. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. In no event shall any waiver by either Party of any Default under this Agreement operate as a waiver of any further Default.

Section 17.2: Assignment. This Agreement shall extend to and be binding upon the successors and assigns of the Companies and Seller. Neither Party shall assign this Agreement or its rights and obligations without the prior written consent of the other Party, which shall not unreasonably be withheld, conditioned, or delayed.

Section 17.3: Conflicts of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, no Party, nor any director, employee, or agent of a Party shall give to or receive from any director, employee, or agent of the other Party any gift, entertainment, or other favor of significant value, or any commission, fee, or rebate. Likewise, no Party nor any director, employee, or agent of a Party shall enter into any business arrangement with any director, employee, or agent of the other Party (or any affiliate), unless such person is acting for and on behalf of the other Party.

Section 17.4: Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawai‘i, without regard to choice of law principles. Any disputes arising out of this Agreement, however defined, shall be brought exclusively in a court of competent jurisdiction in the State of Hawai‘i. Each Party agrees and irrevocably consents to the exercise of personal jurisdiction by such courts and waives any right to plead, claim, or allege that the State of Hawai‘i is an inconvenient forum or improper venue.
Each Party hereby irrevocably and unconditionally waives it right to a trial by jury in any legal action or proceeding relating to, arising out of, or in connection with this Agreement.

Section 17.5: Entire Agreement/Modification. This Agreement, including all attachments and exhibits hereto, shall constitute the entire understanding and agreement between the Parties with respect to all matters and things herein mentioned, superseding all prior agreements, understandings, or undertakings, oral or written. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior, or contemporaneous agreement, assurance, representation, statement, or warranty, written or oral, pertaining to the subject matter contained herein. This Agreement shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties hereto.

Section 17.6: Agreement Is Not an Asset: Insolvency. This Agreement shall not be deemed to be an asset of either Party. If a Party is (i) dissolved, liquidated, adjudicated as bankrupt, or becomes subject to an order for relief under any federal bankruptcy law; (ii) fails to pay or admits in writing its inability to pay its debts generally as they become due; (iii) makes a general assignment of substantially all of its assets for the benefit of creditors; (iv) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian trustee, examiner, liquidator, or similar official for itself or any substantial part of its property; (v) institutes any proceedings seeking an order for relief or to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; or (vi) takes any action to authorize or effect any of the foregoing actions, that Party shall be in default pursuant to Section 15.1 (Default). If such Defaulting Party fails to cure such Default pursuant to the requirements of Section 15.1 (Default), the Non-Defaulting Party may terminate this Agreement according to Section 15.1 (Default).

Section 17.7: Status of the Parties. Nothing in this Agreement shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator, agent, or partner of the other or to create any fiduciary relationship between the Parties. In performing services pursuant to this Agreement, Seller is acting solely as an independent contractor maintaining complete control over its employees and operations. Unless otherwise provided in this Agreement, neither the Companies nor Seller is authorized to take any action in any way whatsoever for or on behalf of the other.

Section 17.8: Headings. The headings or captions are for convenient reference only and shall not modify, define, or limit any of the terms or provisions hereof and shall not be used in the interpretation of any term or provision of this Agreement.

Section 17.9: Confidentiality and Non-Disclosure.
(A)    Confidential Information. Each Party may have a proprietary interest or other need for confidentiality in information that may be furnished to the other pursuant to this Agreement (“Confidential Information”). The Party disclosing such information shall be referred to in this section as the “Disclosing Party”, and the Party receiving such information shall be referred to as the “Receiving Party”.

(B)    The Receiving Party will hold in confidence and, without the consent of the Disclosing Party, will not use, reproduce, distribute, transmit, or disclose, directly or indirectly, the Confidential Information of the Disclosing Party except as permitted herein. The Receiving Party may only disclose the Confidential Information to its officers, directors, employees, professional advisors, and independent contractors and consultants with a direct need to know the information for the implementation or exercise of rights and/or performance of obligations under or arising from this Agreement, provided that such persons/entities (other than officers, directors, and employees) are bound by written confidentiality agreements with terms and conditions that are no less restrictive than those contained in this section. Without limiting the foregoing, the Receiving Party agrees that it will exercise at least the same standard of care in protecting the confidentiality of the Disclosing Party’s Confidential Information as it does with its own Confidential Information of a similar nature, but in any event, no less than reasonable care.

(C)    Confidential Information for purposes of this Agreement shall not include information if and only to the extent that the Receiving Party establishes that the information: (i) is or becomes a part of the public domain through no act or omission of the Receiving Party; (ii) was in the Receiving Party’s lawful possession prior to the disclosure and had not been obtained by the Receiving Party either directly or indirectly from the Disclosing Party; or (iii) is lawfully disclosed to the Receiving Party by a third party without, to a Receiving Party’s knowledge, restriction on disclosure. Confidential Information may also be disclosed by the Receiving Party pursuant to a requirement of a governmental agency, regulatory body or by operation of law, provided that the recipient shall disclose only that part of the Confidential Information that it is required to disclose and shall notify the Disclosing Party prior to such disclosure in a timely fashion in order to permit the Disclosing Party to, at its cost, lawfully attempt to prevent or restrict such disclosure should it so elect, and shall take all other reasonable and lawful measures to ensure the continued confidential treatment of the same by the party to which the Confidential Information is disclosed.

(D)    Any provision herein to the contrary notwithstanding, the Companies may disclose Confidential Information to the Commission, the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawai‘i (“Consumer Advocate”), and/or any other governmental regulatory agency with notice to, but without need of prior consent by Seller, provided that the Companies take reasonable steps to obtain approval to submit the same under seal or under other procedures designed to preserve the confidentiality of the Confidential Information.

(E)    The Parties acknowledge and agree that this Agreement will be submitted to the Commission for approval as provided in Section 2.2 (Regulatory Approval). In consideration of the foregoing and consistent with past practice, except as otherwise agreed upon by the Parties, this Agreement does not constitute Confidential Information.

Section 17.10 Financial Compliance; No Consolidation:
(A)    Financial Compliance. Upon request, each Party shall provide or cause to be provided to the other Party as soon as reasonably practicable, all information, including but not limited to information that may be obtained in any audit referred to below (“Information”), reasonably requested by such Party for purposes of permitting the Companies and its parent company, Hawaiian Electric Industries (“HEI”), or Par Hawaii Refining, LLC and its parent company, as applicable, to comply with the requirements (initial and on-going) of (i) identifying variable interest entities and determining primary beneficiaries under the accounting principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“FASB ASC 810”), (ii) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), (iii) FASB ASC 842 Leases (“FASB ASC 842”), and (iv) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404, and FASB ASC 842, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other governing agencies. In addition, if required by a Party in order to meet its compliance obligations, the other Party shall allow such Party or its independent auditor, to audit to the extent reasonably required, its financial records, including its system of internal controls over financial reporting; provided that the Party requesting such audit shall be responsible for all reasonable and documented costs associated with the foregoing.

(B)    If there is a change in circumstances during the Initial Term, or any Extension that would trigger consolidation of a Party’s finances on to the other Party’s balance sheet, then the Parties will promptly confer and shall take all commercially reasonable steps, including if necessary modification of the Agreement, to eliminate the consolidation, while preserving the economic “benefit of the bargain” to both Parties.

(C)    Confidentiality. The Companies shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in Section 17.10 (Financial Compliance; No Consolidation). The Companies may share the Information on a confidential basis with HEI and the independent auditors and attorneys for the Companies and HEI (the Companies, HEI, and their respective independent auditors and attorneys are collectively referred to in Section 17.10 (Financial Compliance; No Consolidation) as “Recipient.”) If either the Companies or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Seller and/or this Agreement is necessary, the Companies and HEI each shall have the right to, following at least thirty (30) Days advance written notice to Seller, disclose such of the Information as the Companies or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give Seller prompt written notice thereof (in advance to the extent practicable under the circumstances). If the Companies or HEI disclose Information pursuant to the preceding sentence, the Companies and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the Commission and the Consumer Advocate in connection with the Commission’s rate making activities for the Companies and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the Commission exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the Commission first issues a protective order to protect the confidentiality of such Information. Neither the Companies nor HEI shall use the Information for any purpose other than as permitted under Section 17.10 (Financial Compliance; No Consolidation).

(D)    Required Disclosure. In circumstances other than those addressed in Section 17.10(C) (Confidentiality), if any Recipient becomes legally compelled under applicable Law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Confidential

Information, such Recipient shall undertake reasonable efforts to provide Seller with prompt notice of such legal requirement prior to disclosure so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of Section 17.10 (Financial Compliance; No Consolidation), and such Recipient shall cooperate to a reasonable extent with Seller to seek such protective order or other appropriate remedy at Seller’s sole cost and expense. If such protective order or other remedy is not obtained, or if Seller waives compliance with the provisions of Section 17.10 (Financial Compliance; No Consolidation), Recipient shall furnish only that portion of the Information which it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

(E)    Exclusions from Confidentiality. The obligation of nondisclosure and restricted use imposed on each Recipient under Section 17.10 (Financial Compliance; No Consolidation) shall not extend to any portion(s) of the Information which (i) was known to such Recipient prior to receipt, or (ii) without the fault of such Recipient is available or becomes available to the general public, or (iii) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

(F)    Consolidation. Neither Party wants to be subject to consolidation in FASB ASC 810, as issued and amended from time to time by FASB. The Companies represent that, as of the Execution Date, they are not required to consolidate Seller into the Companies’ financial statements in accordance with relevant accounting guidance under U.S. generally accepted accounting principles (“GAAP”). If, due to a change in applicable Law or accounting guidance under GAAP, or as a result of a material amendment to the Agreement, in each case, after the Execution Date, the Companies determine, in their sole but good faith discretion following reasonable consultation with Seller and its authorized representatives, that the Companies are required to consolidate Seller into the Companies’ financial statements in accordance with relevant accounting guidance in accordance with GAAP, then Seller shall, as soon as reasonably practicable, use commercially reasonable efforts in order for the Companies to consolidate and file their financial statements within the reporting deadlines of the Securities and Exchange Commission; provided, however, that if Seller does not normally prepare audited financial statements for the periods requested, the Companies shall reimburse Seller the reasonable and documented costs of having necessary audits performed and preparation of the audited financial statement; provided, further that the foregoing reimbursement shall only apply if Seller normally prepares financial statements on an annual basis. Notwithstanding the foregoing requirement that Seller provide audited financial statements to the Companies, the Parties will take all commercially reasonable steps, which may include modification of this Agreement to eliminate the potential for consolidation treatment, while preserving the economic “benefit of the bargain” to both Parties.

Section 17.11: No Dedication of Facilities. No use of the pipelines, facilities, or equipment used in connection with this Agreement shall be construed as having been dedicated to public use and it is hereby acknowledged by the Parties that the owner of any pipelines used to transport the Product under this Agreement retains the rights to determine who, other than the Parties to this Agreement, shall use said pipelines, facilities, and equipment.

Section 17.12: Cessation of Crude Distillation Operations: If, at any time during the Initial Term or any Extension, Seller intends to cease crude distillation operations at its Par East facility, then Seller shall provide the Companies with [...] prior written notice of its intention to terminate this Agreement in connection with its cessation of crude distillation operations. Upon effectuation of such notice to terminate, either Party may call for renegotiation of this Agreement to address such circumstances. The Parties shall enter into renegotiations within [...] after the notice to renegotiate is effectuated. If the Parties have not reached a mutually satisfactory resolution within [...] after the notice to renegotiate is effectuated, then either Party may terminate this Agreement.

Section 17.13: Attorneys’ Fees. If there is a dispute between the Parties and either Party institutes a lawsuit, arbitration, mediation, or other proceeding to enforce, declare, or interpret the terms of this Agreement, the prevailing Party shall be awarded its reasonable, documented outside attorneys’ fees and costs.

Section 17.14: Offsets. In the event that a Party owes the other Party (“Offsetting Party”) any amount under this Agreement, the Offsetting Party owed such amount may at any time offset any and all amounts that are due and owed to the other Party against such amount that the other Party owes the Offsetting Party. The Offsetting Party asserting an offset shall provide a prompt written explanation of the amount and the basis for the offset.

Section 17.15: Further Assurances. If either Party determines that any further instruments, assurances, or other things are necessary or desirable to carry out the terms of this Agreement, the other Party will execute and deliver all such instruments and assurance and do all things reasonably necessary or desirable to carry out the terms of this Agreement.

Section 17.16: Promotional Limitation. Each Party agrees that it will not, without written authorization of the other Party, use the other Party’s name for the purpose of promotion, including, without limitation, references in press releases, lists of customers, or other material advertising.

Section 17.17: Patents and Copyrights. Each Party agrees that, in performing its obligations pursuant to this Agreement, it will not use any process, program, design, device, or material that infringes on any third party United States patent or copyright or any trade secret agreement.
Each Party agrees to indemnify, defend, and hold harmless the other Party from and against all losses damages, claims, fees, and costs (including, without limitation, reasonable attorneys’ fees and costs) arising from or incidental to any third party suit or proceeding for patent, copyright, or trade secret infringement relating to the other Party’s performance hereunder. Each Party shall promptly notify the other Party of any such suit or proceeding and shall assist the other Party in defending the action by providing any necessary information at the indemnifying Party’s cost.

Section 17.18: Cumulative Remedies. No rights or remedies herein conferred upon or reserved to either Party are intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement or under applicable Law.

Section 17.19: Amendments. Any amendment or modification of this Agreement shall not be valid unless in writing and signed by both Parties. Any waiver of rights shall not be valid unless in writing and signed by the Party against whom waiver is asserted.

Section 17.20: Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against either Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the Agreement.

Section 17.21: Relationship of the Parties. Seller shall act solely as an independent contractor of the Companies. Nothing in this Agreement shall be deemed to designate either Party hereto as partner, agent, or representative of the other Party or to create any fiduciary relationship between the Parties. All employees of Seller will work under the supervision of Seller and not act as the Companies’ agents or servants for any purpose.

Section 17.22: No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision hereof. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

Section 17.23: Counterparts. This Agreement and any subsequent writings, including amendments, may be executed in as many counterparts as desired by the Parties, any one of which shall have the force and effect of any original but all of which together shall constitute the same instrument. Duplicate, unexecuted, and acknowledged pages of the counterparts may be discarded, and the remaining pages assembled as one document. This Agreement and any subsequent writings, included amendments, may also be executed by exchange of executed copies via electronic means, such as PDF, in which case – but not as a condition to the validity of the Agreement – each Party shall subsequently, upon request, send the other Party by mail the original executed copy. A Party's signature transmitted by facsimile or similar electronic means shall be considered an “original” signature that is binding and effective for purposes of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

HAWAIIAN ELECTRIC COMPANY, INC.
By	/s/ Robert Isler
Its:	VP, Power Supply

By	/s/ Shelee Kimura
Its:	President & CEO

HAWAII ELECTRIC LIGHT COMPANY, INC.
By	/s/ Robert Isler
Its:	Vice President

By	/s/ Shelee Kimura
Its:	Chairman & President

MAUI ELECTRIC CO., LTD.
By	/s/ Robert Isler
Its:	Vice President

By	/s/ Shelee Kimura
Its:	Chairman & President

PAR HAWAII REFINING, LLC
By	/s/ Eric Wright
Its:	President

EXHIBIT A
(Product Specifications)

1.    Low Sulfur Fuel oil (LSFO) Specifications

The LSFO to be supplied hereunder shall comply with the following specifications:

LSFO	Contract Specifications
Test Property	Test Method	Unit Of Measure	Min	Max
API Gravity @ 60°	ASTM D4052	°API	12	[...]
Viscosity	ASTM D445, D2161	CST @ 210 °F	[...]	96
Heat Value, Gross	ASTM D240	MM BTU/BBL	6.0[2]
Flash Point	ASTM D93	°F	150
Pour Point	ASTM D97, D5949, D5950	°F		[...]
Ash	ASTM D482	Percent, Weight		0.03
Sediment & Water	ASTM D1796	Percent, Volume		[...][1]
Sulfur	ASTM D4294	Percent, Weight		0.50
Nitrogen	ASTM D4629, D5762	Percent, Weight		0.50
Vanadium	ASTM D5863, D6728	PPM, Weight		50.0
Carbon Residue	ASTM D4530	Percent, Weight		[...]

1    [...]
2    [...]

2.    High Sulfur Fuel oil (HSFO) Specifications

The HSFO to be supplied hereunder shall be a regular commercial grade of Industrial Fuel Oil No. 6 and shall comply with the following specifications:

HSFO	Contract Specifications
Test Property	Test Method	Unit Of Measure	Min	Max
API Gravity @ 60°F	ASTMD1298, D4052	°API	6.5
Viscosity	ASTM D445, D2161	CST @ 122 °F	380	480
Heat Value, Gross	ASTM D240, D4868	MM BTU/BBL	6.0
Flash Point	ASTM D93, D6450	°F	150
Pour Point	ASTM D97, D5950	°F		55
Sediment & Water	ASTM D1796	Percent, Volume		0.5
Sulfur	ASTM D1552, D2622, D4294	Percent, Weight		2.00
Nitrogen	ASTM D4629, D5762	PPM, Weight	[...]
Vanadium	ASTM D5863, D6728	PPM, Weight	[...]

HSFO Confirmation Tests: API Gravity @ 60°F, Viscosity, Heat Value (Gross), Flash Point and Sulfur

3.    Diesel Specifications

All Diesel received from Par West will continue to be coalesced. The Diesel to be supplied hereunder shall be a regular commercial grade of Diesel Fuel No. 2 and shall comply with the following specifications:

HSD	Contract Specifications
Test Property	Test Method	Unit Of Measure	Min	Max
API Gravity @ 60°F	ASTMD1298, D4052	°API	30
Viscosity	ASTM D445, D2161	CST @ 40°C	1.9	4.1
Heat Value, Gross	ASTM D240, D4868	MM BTU/BBL	[...]
Flash Point	ASTM D93, D6450	°F	150
Pour Point	ASTM D97, D5949, D5950	°F	[...]
Ash	ASTM D482	PPM, Weight		100
Cetane Index	ASTM D4737	Number	40
Carbon Residue	D524, D4530	Percent, Weight		0.35
Distillation 90%	ASTM D86	°F	540	[...]
Sediment & Water	ASTM D1796, D2709	Percent, Volume		0.05
Sulfur	ASTM D129, D2622, D4294	Percent, Weight		0.40
Nitrogen	ASTM D4629, D5762	PPM, Weight		150
Sodium + Potassium	ASTM D3605, D6728	PPM, Weight		0.5
Sodium + Potassium + Lithium	ASTM D3605, D6728	PPM, Weight	Report
Vanadium	ASTM D-5863, D6728	PPM, Weight	[...]

Diesel Confirmation Tests: API Gravity @ 60°F, Heat Value (Gross), Flash Point, Cetane Index, Sulfur, Nitrogen, Sodium, Potassium, and Red Dye Content

4.    Ultra-Low Sulfur Diesel (ULSD) Specifications

The ULSD to be supplied hereunder shall be a regular commercial grade of ULSD and shall comply with the following specifications:

ULSD	Contract Specifications
Test Property	Test Method	Unit Of Measure	Min	Max
Appearance	ASTM 4176	Number		2
API Gravity @ 60°F	ASTMD1298, D4052	°API	Report
Viscosity	ASTM D445, D2161	CST @ 40°C	1.9	4.1
Heat Value, Gross	ASTM D240, D4868	MM BTU/BBL	Report
Flash Point	ASTM D93, D6450	°F	[...]
Ash	ASTM D482	PPM wt		100
Cetane Index	ASTM D4737	Number	40
Carbon Residue	D524, D4530	Percent, Weight		0.35
Distillation 90%	ASTM D86	°C	282	338
Sediment & Water	ASTM D1796, D2709	Percent, Volume		0.05
Sulfur	ASTM D5453, D7039	PPM, Weight		15
Copper Strip Corrosion: 3HR @ 50°C	ASTM D4629, D5762	Classification		3
Lubricity, 60 °C, WSD	ASTM D6079	Microns		520
Conductivity	ASTM D2624, D4308	pS/m	25

ULSD Confirmation Tests: API Gravity @ 60°F, Heat Value (Gross), Flash Point, Cetane Index, and Sulfur

EXHIBIT B
(Pricing)

1.    [...] Pricing

A.    [...] Pricing.

For the [...], the price of [...] to meet the [...] shall be determined [...] as follows:

[...]

[...]

[...]
[...]:

[...]

[...]

[...]

[...]

[...]1
[...]1
[...]

1 [...]

[...]

B.    [...]

[...]

[...]

C.    [...]
[...]

2.    [...] Pricing

The price of [...] shall be determined Monthly as follows:

[...]

[...]:

[...]

[...]

[...]

[...]

[...]:

[...]

* [...]

[...]	[...]*
[...]	[...]*
[...]	[...]*
[...]	[...]
[...]	[...]
[...]	[...]

[...]

3.    [...] Pricing

The price of [...] shall be [...] as follows:

[...]

[...]:

[...]

[...]

[...]:

[...]

[...]:

[...]

* [...]

[...]     [...]*

[...]	[...]*
[...]	[...]*
[...]	[...]
[...]	[...]
[...]	[...]
[...]	[...]
[...]	[...]
[...]	[...]

[...]
----------------------------
1 [...]
2 [...]

.

4.    [...] Pricing

[...]

[...]:

[...]

[...]

[...]

[...]

[...]

5.    [...]

[...]

Exhibit C
(Use of [...] and [...])

1.    [...] plus [...] applies to [...] that is [...] through [...].

2.    The [...] dated [...] applies to [...] that is [...] from [...].

3.    [...] plus [...], [...] with a [...] plus [...], applies to [...] that is [...] or from [...]. The [...] provided [...] is effectuated.

4.    If [...] is [...] to [...] and has a [...], then [...].